As filed with the Securities and Exchange Commission on March 18, 1997

                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                SFB Bancorp, Inc.

          (Exact name of Small Business Issuer as specified in charter)

         Tennessee                          6035                 Requested
----------------------------          -----------------      -------------------
(State or other jurisdiction          (Primary SIC No.)        (I.R.S. Employer
of incorporation or                                          Identification No.)
organization)

             632 East Elk Avenue, Elizabethton, Tennessee 37643-3378
                                 (423) 543-3518
--------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

                              Mr. Peter W. Hampton
                                    President
                                SFB Bancorp, Inc.
             632 East Elk Avenue, Elizabethton, Tennessee 37643-3378
                                 (423) 543-3518
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Charles E. Sloane, Esq.
                             Gregory J. Rubis, Esq.
                            Felicia C. Battista, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                       Dollar           Proposed            Proposed            Amount
Each Class of                  Amount           Maximum        Maximum Aggregate          of
Securities                      to be        Offering Price         Offering         Registration
To Be Registered             Registered         Per Unit            Price(1)             Fee
---------------------------------------------------------------------------------------------------
Common Stock,
$.10 Par Value                $7,670,000         $10.00            $7,670,000          $2,324.24
---------------------------------------------------------------------------------------------------

(1)   Estimated solely for purposes of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Up to 767,000 Shares of Common Stock

                                                               SFB BANCORP, INC.
                                                             632 East Elk Avenue
                                                   Elizabethton, Tennessee 37643
                                                                  (423) 543-3518

================================================================================
     Security Federal Savings Bank is converting from the mutual form to the stock form of organization. As part of the conversion, Security Federal Savings Bank will become a wholly owned subsidiary of SFB Bancorp, Inc. The common stock of SFB Bancorp, Inc. is being offered to the public in accordance with a Plan of Conversion. The members of Security Federal Savings Bank must approve the Plan of Conversion and the conversion must be approved by the Office of Thrift Supervision. The offering will not go forward, if Security Federal Savings Bank does not receive these approvals and SFB Bancorp, Inc. does not sell at least the minimum number of shares.
================================================================================

                                TERMS OF OFFERING

      An independent appraiser has estimated the market value of the converted Security Federal Savings Bank to be between $4,930,000 to $6,760,000, which establishes the number of shares to be offered. Up to an additional 15% above the maximum number of shares may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o     Price Per Share:                         $10

o     Number of Shares
      Minimum/Maximum:                         493,000 to 767,000

o     Underwriting Commissions and Expenses
      Minimum/Maximum:                         $385,000 to $400,000

o     Net Proceeds to Bancorp
      Minimum/Maximum:                         $4,545,000 to $7,270,000



Please refer to Risk Factors beginning on page 1 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, or any other state securities regulators have approved the sale of these securities or determined this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




                                 TRIDENT SECURITIES, INC.
                                       Selling Agent

                   , 1997
-------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----

Questions and Answers About the Stock Offering....................  (i)
Summary...........................................................  (iii)
Selected Financial and Other Data.................................  (v)
Risk Factors......................................................  1
Proposed Purchases by Directors and Officers......................  3
Use of Proceeds...................................................  4
Dividends.........................................................  4
Market for the Common Stock.......................................  5
Capitalization....................................................  6
Pro Forma Data....................................................  7
Historical and Pro Forma Capital Compliance.......................  11
Consolidated Statements of Income of Security
  Federal Savings Bank............................................  12
Management's Discussion and Analysis of
  Financial Condition and Results of Operations...................  13
Business of the SFB Bancorp, Inc..................................  21
Business of Security Federal Savings Bank.........................  22
Regulation........................................................  40
Taxation..........................................................  44
Management of the SFB Bancorp, Inc................................  46
Management of Security Federal Savings Bank.......................  46
The Conversion....................................................  52
Restrictions on Acquisitions of SFB Bancorp, Inc..................  65
Description of Capital Stock......................................  68
Legal and Tax Matters.............................................  70
Experts...........................................................  70
Change in Auditor.................................................  70
Registration Requirements.........................................  70
Additional Information............................................  71
Index to Consolidated Financial Statements of
  Security Federal Savings Bank...................................  72
Glossary..........................................................  A-1

      This document contains forward-looking statements which involve risks and uncertainties. SFB Bancorp, Inc.'s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

      Please see the Glossary beginning on page A-1 for the meaning of capitalized terms that are not defined in this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:    How will I benefit from the Offering?

A: The offering means that you will have the chance to become a stockholder of our newly formed holding company, SFB Bancorp, Inc. which will allow you to share in our future as a federal stock savings bank. The stock offering will increase our capital and funds for lending and investment activities, which will give us greater flexibility to diversify operations and expand into other geographic markets. As a stock savings institution operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets. See page 21.

Q:    How do I purchase the stock?

A: You must complete and return the Stock Order Form to us together with your payment, on or before ___________, 1997. See pages 58 to 60.

Q:    How much stock may I purchase?

A: The minimum purchase is 25 shares. The maximum purchase is 15,000 shares. In certain instances, your purchase might be grouped together with purchases by other persons and in that event the aggregate purchases may not exceed 25,000 shares. We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, shares will be allocated based upon a formula. See pages 60 to 63.

Q:      What happens if there is an oversubscription?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription, the stock will be offered on a priority basis to the following persons:

      o Persons who had a deposit account with us on December 31, 1995. Any remaining shares will be offered to:

      o Tax Qualified Employee Plans, including the employee stock ownership plan of Security Federal Savings Bank. Any remaining shares will be offered to:

      o Persons who had a deposit account with us on March 31, 1997. Any remaining shares will be offered to:

      o     Depositors and certain borrowers of ours, as of  ___________, 1997.

If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public with preference given to people who live in Carter County, Tennessee.
See pages 55 to 58.
--------------------------------------------------------------------------------

                                       (i)

--------------------------------------------------------------------------------

Q: As a depositor or borrower member of Security Federal Savings Bank, what will happen if I do not purchase any stock?

A: You presently have voting rights while we are in the mutual form; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. Your deposit account, certificate accounts and any loans you may have with us will be not be affected. See pages 53 to 55.

Q:    Who Can Help Answer Any Other Questions I May Have About The Stock
      Offering?

A:    You should read this entire document. In addition, you should contact:

                              Stock Information Center
                              SFB Bancorp, Inc.
                              632 East Elk Avenue
                              Elizabethton, Tennessee
                              (423) 543-3518
--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------

                                     SUMMARY

      This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the consolidated financial statements and the notes to the consolidated financial statements of Security Federal Savings Bank. References is this document to "we", "us", "our" refer to Security Federal Savings Bank. In certain instances where appropriate, "us" or "our" refers collectively to SFB Bancorp, Inc. and Security Federal Savings Bank. References in this document to "Bancorp" refers to SFB Bancorp, Inc.

The Companies

                                SFB Bancorp, Inc.
                               632 East Elk Avenue
                       Elizabethton, Tennessee 37643-3378
                                 (423) 543-3518

      SFB Bancorp, Inc. is not an operating company and has not engaged in any significant business to date. It was formed in March 1997, as a Tennessee corporation to be the holding company for Security Federal Savings Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. Please see page 21.

                          Security Federal Savings Bank
                               632 East Elk Avenue
                       Elizabethton, Tennessee 37643-3378
                                 (423) 543-3518

      We are a community and customer oriented federal mutual savings bank. We were chartered to profitably provide financial services to individuals, families and small business. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. At December 31, 1996, we had total assets of $46.6 million, deposits of $40.8 million, and total equity of $4.7 million. After the completion of the conversion, we will change our name to "Security Federal Bank." Please see pages 22-39.

The Stock Offering

      Between 493,000 and 667,000 shares of common stock are being offered at $10 per share. If certain events happen, the offering may be increased to 767,000 shares without further notice to you.

Stock Purchases

      The shares of common stock will be offered on the basis of priorities. The shares will be offered first in a Subscription Offering and any remaining shares will be offered in a Community Offering and a syndicated Community Offering. See pages 55 to 58.

--------------------------------------------------------------------------------

                                      (iii)

--------------------------------------------------------------------------------

The Offering Range and Determination of the Price Per Share

     The offering range is based on an independent appraisal of the pro forma market value of the common stock by Feldman Financial Advisors, Inc., an appraisal firm experienced in appraisals of savings institutions. Feldman Financial Advisors, Inc. has estimated that in its opinion, as of March 14, 1997 the aggregate pro forma market value of the common stock ranged between $4.9 million and $6.7 million (with a mid-point of $5.8 million). The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. See pages 62 to 63.

Termination of the Offering

      The Subscription Offering will terminate at ______ p.m., Eastern Time, on ____________ ___, 1997. The Community Offering, if any, may terminate at any time without notice but no later than ______________ ___, 1997, without approval by the OTS.

Benefits to Management from the Offering

      Our full-time employees will participate in the offering through purchases of stock by our employee stock ownership plan, which is a form of retirement plan. We also intend to implement a restricted stock plan and a stock option plan following completion of the Conversion, which will benefit Mr. Hampton and other officers and directors. However, the restricted stock plan and stock option plan may not be adopted until after the Conversion and are subject to stockholder approval and compliance with OTS regulations. See pages 48 to 51.

Use of the Proceeds Raised from the Sale of Common Stock

      SFB Bancorp, Inc. will use approximately 50% of the net proceeds from the stock offerings to purchase the common stock to be issued by us in the Conversion and to make a loan to our employee stock ownership plan to fund its purchase of stock in the Conversion. The balance of the funds will be retained as SFB Bancorp, Inc.'s initial capitalization. See page 4.

Dividends

     SFB Bancorp, Inc. expects initially to pay semi-annual cash dividends on the common stock at a rate of 3% per annum commencing after December 31, 1997. See page 4.

Market for the Common Stock

      Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market for the trading market will develop and be maintained. Persons purchasing shares may not be able to sell their shares promptly or at a price equal to or above $10.00. See page 5.

Risks in Owning SFB Bancorp, Inc.'s Common Stock

      Before you decide to purchase stock in the offering, you should read the Risk Factor section on pages 1-2 of this document.


--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------

                        SELECTED FINANCIAL AND OTHER DATA

      We are providing the following summary financial information about us for your benefit. This information is derived from our audited financial statements for each of the fiscal years shown below. The following information is only a summary and you should read it in conjunction with our consolidated (including consolidated data from operations of our subsidiary) financial statements and notes beginning on page F-1.

Selected Financial Data

                                             At December 31,
                                       ----------------------------
                                                1995          1996
                                                ----          ----
                                          (Dollars in Thousands)

          Total assets................      $ 45,482      $ 46,579
          Loans receivable, net.......        32,782        36,808
          Mortgage-backed securities .         7,299         5,768
          Investment securities.......         1,414         1,312
          Deposits....................        40,637        40,765
          Total equity................         4,426         4,676

          Other Data:

          Number of:

          Real estate loans outstanding          893           954
          Deposit accounts............         3,550         3,535
          Full service offices........             2             2



--------------------------------------------------------------------------------

                                       (v)

--------------------------------------------------------------------------------

Summary of Operations

                                       For the Years Ended
                                          December 31,
                                       -------------------
                                        1995         1996
                                        ----         ----
                                         (In Thousands)

          Interest income...........   $3,401       $3,474
          Interest expense..........    1,981        1,977
                                        -----        -----
          Net interest income.......    1,420        1,497
          Provision for loan losses.       30           30
                                       ------       ------
          Net interest income after
            provision for loan losses   1,390        1,467
          Non interest income.......      152          156
          Non interest expense (1)..      957        1,204
                                       ------        -----
          Income before income taxes      585          419
          Income tax expense........      221          157
                                       ------       ------
          Net income................  $   364      $   262
                                       ======       ======



(1) Includes a non-recurring expense of $264,000 for the year ended December 31, 1996 for a one- time deposit premium to recapitalize the SAIF.

Key Operating Ratios

                                                 At and For the Years
                                                        Ended
                                                      December 31,
                                                      ------------
                                                    1995        1996
                                                    ----        ----

Performance Ratios:
Return on average assets (net income divided by
  average total assets)........................     0.81%       0.57%
Return on average equity (net income divided by
  average equity)..............................     8.58%       5.67%
Ratio of average equity to average total assets
  (average equity divided by average total
  assets)......................................     9.46%      10.08%
Equity to assets at period end.................     9.73%      10.04%
Net interest rate spread.......................     2.87%       2.92%
Net interest margin............................     3.26%       3.36%
Average interest-earning assets to average
  interest-bearing liabilities.................   108.56%     109.84%
Non-interest expenses to total assets..........     2.10%       2.58%
Non-interest expenses to average total assets..     2.13%       2.62%

Asset Quality Ratios:
Non-performing loans to total assets...........     0.46%       0.67%
Non-performing assets to total assets..........     0.46%       0.80%
Non-performing loans to total loans............     0.62%       0.81%
Allowance for loan losses to total loans at
  the end of period............................     0.83%       0.80%
Allowance for loan losses to non-performing
  loans........................................   134.78%      97.75%
Net interest income after provision for loan
  losses, to total non-interest expenses.......   148.38%     124.34%

--------------------------------------------------------------------------------

                                      (vi)

                                  RISK FACTORS

      In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Lack of Active Market for Common Stock

      Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. Stockholders may not be able to sell shares promptly or at a price equal to or above the price paid for the shares. The common stock may not be appropriate as a short-term investment. See "Market For The Common Stock."

Decreased Return on Equity and Increased Expenses Immediately After Conversion

      Return on equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a savings institution to its peers. As a result of the Conversion, our expenses will increase because of the costs associated with our employee stock ownership plan, restricted stock ownership plan, and the costs of being a public company. Because of these increased expenses, our return on equity may decrease as compared to our performance in previous years. A lower return on equity could affect the trading price of our shares.

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment

      Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans) and the interest expense we pay on our interest-bearing liabilities (such as deposits). Substantially all of our mortgage loans are originated with terms of 15 years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there might be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

      Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Dependence on President and Possible New Management

      Our successful operations depend to a considerable degree on our President, Peter W. Hampton, who is 77 years of age. The loss of Mr. Hampton's services could adversely affect us. While the board of directors is seeking to attract and retain additional management either as a successor or supplement to Mr. Hampton, there is no assurance that such individuals will be attracted or retained. If such individuals are retained, their participation in our management could result in changes to our operating strategy which could affect our profitability. See "Management of Security Federal Savings Bank."

Intent to Remain Independent

      We have operated as an independent community oriented savings association since 1963. It is our intention to continue to operate as an independent community oriented savings association following the Conversion. Accordingly, an investment in our common stock would not be a prudent investment for someone who is anticipating a quick sale by us. See "Business of SFB Bancorp, Inc."

Charter,   Bylaw  and  Statutory   Provisions  That  Could  Discourage   Hostile
Acquisitions of Control

      Provisions in Bancorp' charter and bylaws, the general corporation law of the state of Tennessee, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt which we oppose. See "Restrictions on Acquisitions of SFB Bancorp, Inc."

Possible Voting Control by Directors and Officers

      The proposed purchases of the common stock by our directors, officers and employee stock ownership plan, as well as the potential acquisition of the common stock through the stock option plan and restricted stock plan, could make it difficult to obtain majority support for stockholder proposals which are opposed by us. Moreover, the voting of those shares could enable us to block the approval of transactions requiring the approval of 80% of the stockholders under the Bancorp's charter. See "Management of Security Federal Savings Bank -- Executive Compensation," "Description of Capital Stock," and "Restrictions on Acquisitions of SFB Bancorp, Inc."

Possible Dilutive Effect of RSP and Stock Options

      After the completion of the Conversion, upon stockholder approval, we will issue stock to our officers and directors through a restricted stock plan and stock option plan. If the shares for the restricted stock plan and stock are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 13%. See "Pro Forma Data" and "Management of Security Federal Savings Bank, -- Proposed Future Stock Benefit Plans, -- Restricted Stock Plan."

Financial Institution Regulation and Future of the Thrift Industry

      We are subject to extensive regulation, supervision , and examination by the OTS and FDIC. A bill has been introduced to the House Banking Committee that would consolidate the OTS with the Office of the Comptroller of the Currency ("OCC"). If this regulation is approved we could be forced to become a state or national commercial bank. If we become a commercial bank, our investment authority and the ability of Bancorp to engage in diversified activities may be limited, which could affect our profitability. See "Regulation."

                  PROPOSED PURCHASES BY DIRECTORS AND OFFICERS

      The following table sets forth the approximate purchases of common stock by each director and executive officer and their "associates" in the Conversion. All shares will be purchased for investment purposes and not for purposes of resale. The table, assumes that 580,000 shares (the midpoint of the EVR) of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.

                                                            Aggregate
                                               Total         Price of       Percent
                                               Shares         Shares       of Shares
        Name               Position         Purchased(1)   Purchased(1)   Purchased(1)
        ----               --------         ------------   ------------   ------------

Estill L. Caudill, Jr.  Director                     200       $   2,000       .03%
Julian T. Caudill       Director                   5,000          50,000       .86
John R. Crockett, Jr.   Director                     100           1,000       .02
Peter W. Hampton        President and
                        Director                  15,000         150,000      2.59
Peter W. Hampton, Jr.   Vice Chairman and
                        Director                  10,000         100,000      1.72
Donald W. Tetrick       Chairman and
                        Director                  10,000         100,000      1.72
                                                  ------         -------      ----
                                                  40,300        $403,000      6.95%
                                                  ======         =======      ====

--------------------
(1)   Does not include shares purchased by the ESOP.

                                 USE OF PROCEEDS

      Bancorp will use 50% of the net proceeds from the offering to purchase all of the capital stock we will issue in connection with the Conversion. A portion of the net proceeds to be retained by Bancorp will be loaned to our employee stock plan to fund its purchase of 8% of the shares sold in the Conversion. On a short-term basis, the balance of the net proceeds retained by Bancorp initially will be invested in short-term investments. Although there are no current plans, the net proceeds subsequently may be used to fund acquisitions of other financial services institutions or to diversify into non-banking activities. The net proceeds may also serve as a source of funds for the payment of dividends to stockholders or for the repurchase of the shares. A portion of the net proceeds may also be used to fund the purchase of 4% of the shares for a restricted stock plan (the RSP) which is anticipated to be adopted following the Conversion. See "Pro Forma Data."

      The funds we received from the sale of our capital stock to Bancorp will be added to our general funds and be used for general corporate purposes including: (i) investment in mortgages and other loans, (ii) U.S. Government and federal agency securities, (iii) mortgage-backed securities, (iv) funding loan commitments or (v) repaying FHLB advances. The funds added to our capital will further strengthen our capital position. We may use a portion of the funds for establishment of a branch office. We are currently in the initial stages of exploring possible site locations.

      The net proceeds may vary because the total expenses of the Conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Conversion is adjusted to reflect a change in our estimated pro forma market value with us. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.

                                    DIVIDENDS

      Upon Conversion, Bancorp's board of directors will have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. Bancorp expects initially to pay semi-annual cash dividends on the shares at a rate of 3% per annum ($0.30 per share per annum based on the $10.00 per share offering price) commencing after December 31, 1997. However, declarations of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by Bancorp in the Conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation. No assurance can be given, however, that the payment of dividends, once commenced, will continue. In addition, from time to time in an effort to manage capital at a reasonable level, the board may determine that it is prudent to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends. There can be no assurance that special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The Conversion -- Effects of Conversion to Stock Form on Savers and Borrowers of Security Federal Savings Bank -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

      Bancorp is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends, in part, will be, dependent upon the receipt of dividends from us. Bancorp is subject, however, to the requirements of Tennessee law, which generally limit the payment of dividends to amounts that will not affect the ability of Bancorp, after the dividend has been distributed, to pay its debts in the ordinary course of business.

      In addition to the foregoing, the portion of our earnings which have been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to Bancorp without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and Note 10 to the Consolidated Financial Statements. Bancorp does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.

                           MARKET FOR THE COMMON STOCK

      As a newly organized company, Bancorp has never issued capital stock, and consequently there is no established market for the common stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the Nasdaq SmallCap Market under the symbol "_______." One of the conditions for quotation on the Nasdaq SmallCap Market is that at least two market makers make or agree to make, a market in the common stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. Trident Securities will make a market in the common stock. Bancorp expects that before the Conversion is completed it will obtain a commitment from another market maker. However, Trident Securities or any other market maker will not be subject to any continuing obligation to continue such efforts in the future. There is no assurance that there will be two market makers. If the common stock cannot be listed on the Nasdaq SmallCap Market, it is expected to be quoted and traded on the OTS "Electronic Bulletin Board" or the National Quotation Bureau, Inc., "Pink Sheets."

      The development of an active trading market depends on the existence of wiling buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short-term investment. Stockholders may not be able to sell shares promptly or at a price equal to or above the price paid for the shares.

                                 CAPITALIZATION

      The following table presents, as of December 31, 1996, our historical capitalization and the consolidated capitalization of Bancorp after giving effect to the Conversion and the other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share:

                                                                            Pro Forma Consolidated Capitalization
                                                                                     Based on the Sale of
                                                                       -----------------------------------------------
                                                         Historical     493,000      580,000      667,000     767,000
                                                       Capitalization  Shares at    Shares at    Shares at   Shares At
                                                       at December 31,   $10.00       $10.00      $10.00       $10.00
                                                            1996       Per Share    Per Share    Per Share   Per Share
                                                            ----       ---------    ---------    ---------   ---------
                                                                                 (In Thousands)

Deposits(1) .....................................         $ 40,765       $40,765      $40,765     $40,765      $40,765
Other Borrowings.................................              800           800          800         800          800
                                                            ------        ------       ------      ------       ------
  Total deposits and other borrowing.............         $ 41,565       $41,565      $41,565     $41,565      $41,565
                                                           =======        ======       ======      ======       ======
Stockholders' Equity:
 Preferred Stock, $.10 par value per share,
   1,000,000 shares authorized; none to be
   issued........................................         $     --       $    --      $    --     $    --      $    --

 Common Stock, $.10 par value, 4,000,000
   shares authorized; total shares to be
   issued as reflected...........................               --            49           58          67           77
Additional paid in capital.......................               --         4,496        5,342       6,203        7,193
  Total equity(4)................................            4,676         4,676        4,676       4,676        4,676
Less:
  Common stock acquired by ESOP..................               --         (394)        (464)       (534)        (614)
  Common stock acquired by RSP...................               --         (197)        (232)       (267)        (307)
                                                             -----       ------       ------      ------       ------
Total stockholders' equity.......................           $4,676        $8,630       $9,380     $10,145      $11,025
                                                             =====         =====        =====      ======       ======

---------------------
(1) Excludes accrued interest payable on deposits. Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect the increase in the number of shares of common stock after the Conversion in the event of implementation of the Option Plan or RSP. See "Management of Security Federal Savings Bank - Proposed Future Stock Benefit Plans - Stock Option Plan" and "- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the Conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the Conversion. It is assumed on a pro forma basis that the RSP will be adopted by the board of directors, approved by stockholders of the Company, and reviewed by the OTS. It is assumed that the RSP will purchase common stock in the open market within one year of the Conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of: (a) results of operations after the Conversion, (b) changing market prices of shares of common stock after the Conversion, or (c) a smaller than 4% purchase by the RSP. Assumes that the funds used to acquire the ESOP shares will be borrowed from the Company for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an amount equal to 4% of the outstanding shares of common stock will have the effect of diluting existing stockholders' interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of Security Federal Savings Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan."
(4) The equity of the Bank will be substantially restricted after the Conversion. See "Dividends," "Regulation - Dividends and Other Capital Distribution Limitations," "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of Security Federal Savings Bank - Liquidation Account" and Note 17 to the Consolidated Financial Statements.

                                 PRO FORMA DATA

    The actual net proceeds from the sale of the common stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $4.5 million and $7.3 million at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the shares will be sold to the ESOP and 40,300 shares will be sold to officers, directors, and members of their immediate families; (ii) Trident will have received sales fees of $92,000; (iii) no shares will be sold in a Syndicated Community Offering by selected dealers; (iv) other Conversion expenses, excluding the sales fees paid to Trident, will be $308,000; and (v) 4% of the shares will be sold to the RSP. Because management of the Savings Bank presently intends to adopt the RSP within the first year following the Conversion, a purchase by the RSP in the Conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing shares in the Conversion. The pro forma presentation does not show the effect of: (a) results of operations after the Conversion, (b) changing market prices of the shares after the Conversion or (c) less than a 4% purchase by the RSP.

    The following table sets forth, our historical net earnings and stockholders' equity prior to the Conversion and the pro forma consolidated net earnings and stockholders' equity of Bancorp following the Conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the fiscal year ended December 31, 1996 as if the common stock to be issued in the Conversion had been sold at January 1, 1996, and the estimated net proceeds had been invested at 5.20% for the fiscal year ended December 31, 1996, which was approximately equal to the one-year U.S. Treasury bill rate during November 30, 1996. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, an effective state and federal income tax rate of 38.00% has been assumed for the respective periods, resulting in an after tax yield of 3.22% for the fiscal year ended December 31, 1996. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 493,000 shares (minimum of EVR) shares, 580,000 (midpoint of EVR), 667,000 shares (maximum of EVR) or 767,000 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share. As discussed under "Use of Proceeds," Bancorp expects to retain 50% of the net Conversion proceeds, part of which will be loaned to the ESOP to fund its purchase of 8% of shares issued in the Conversion. It is assumed that the yield on the net proceeds of the Conversion retained by Bancorp will be the same as the yield on the net proceeds of the Conversion transferred to us. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares. Per share amounts have been computed as if the shares had been outstanding at the beginning of the periods or at the dates shown, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

    The stockholders' equity information is not intended to represent the fair market value of the shares, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Certain Effects of the Conversion to Stock Form on Savers and Borrowers of Security Federal Savings Bank -- Liquidation Account" and Note 17 to the Consolidated Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the Conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion -- Stock Pricing" and "-- Number of Shares to be Issued in the Conversion."

                                                         At or For the Year Ended December 31, 1996
                                              ---------------------------------------------------------------
                                                   493,000         580,000        667,000         767,000
                                                  Shares at       Shares at      Shares at       Shares at
                                                    $10.00         $10.00          $10.00          $10.00
                                                  per share       per share      per share       per share
                                                  ---------       ---------      ---------       ---------
                                                      (Dollars in Thousands, except per share amounts)

Gross proceeds................................          $4,930         $5,800         $ 6,670        $7,670
Less estimated offering expenses..............            (385)          (400)           (400)         (400)
                                                        ------          -----           -----         -----
  Estimated net proceeds......................           4,545          5,400           6,270         7,270
  Less:     ESOP funded by the Company........            (394)          (464)           (534)         (614)
            RSP funded by the Company.........            (197)          (232)           (267)         (307)
                                                        ------          -----           -----         -----
  Estimated investable net proceeds:..........         $ 3,954         $4,704          $5,469        $6,349
                                                        ======          =====           =====         =====

Net income:
  Historical net income.......................          $  262        $   262         $   262       $   262
  Pro forma earnings on investable net proceeds            127            151             176           204
  Pro forma ESOP adjustment(1)................             (24)           (29)            (33)          (38)
  Pro forma RSP adjustment(2).................             (24)           (29)            (33)          (38)
                                                          ----         ------          ------          ----
 .Total........................................          $  341        $   355         $   372         $ 390
                                                          ====         ======          ======          ====

Net income per share:
  Historical net income per share.............          $ 0.57        $  0.49         $  0.42        $ 0.37
  Pro forma earnings on net proceeds..........            0.28           0.28            0.28          0.29
  Pro forma ESOP adjustment(1)................           (0.05)         (0.05)          (0.05)        (0.05)
  Pro forma RSP adjustment(2).................           (0.05)         (0.05)          (0.05)        (0.05)
                                                         -----         ------           -----         -----
 .Total........................................          $ 0.75        $  0.67         $  0.60        $ 0.56
                                                         =====         ======          ======         =====

Stockholders' equity:(3)
  Historical..................................          $4,676        $ 4,676         $ 4,676       $ 4,676
  Estimated net proceeds(2)...................           4,545          5,400           6,270         7,270
  Less:     Common stock acquired by ESOP(1)..            (394)          (464)           (534)         (614)
 .    Common stock acquired by RSP(2)..........            (197)          (232)           (267)         (307)
                                                         -----         ------          ------        ------
 .Total........................................          $8,630        $ 9,380         $10,145       $11,025
                                                         =====         ======          ======        ======

Stockholders' equity per share:(3)
  Historical..................................          $ 9.48        $  8.06         $  7.01       $  6.10
  Estimated net proceeds(2)...................            9.22           9.31            9.40          9.48
  Less:     common stock acquired by ESOP(1)..           (0.80)         (0.80)          (0.80)        (0.80)
 .    common stock acquired by RSP(2)..........           (0.40)         (0.40)          (0.40)        (0.40)
                                                        ------         ------          ------        ------
 .Total........................................         $ 17.50        $ 16.17         $ 15.21       $ 14.38
                                                        ======         ======          ======        ======
Offering price as a percentage of pro forma
  stockholders'equity per share(4)............          57.14%         61.84%          65.75%        69.64%
                                                       ======         ======          ======        ======
Ratio of offering price to pro forma earnings
  per share(4)................................          13.33x         14.93x          16.67x          17.86x
                                                        ======        =======         =======         =======


----------------------
Footnotes follow table

--------------------

(1) Assumes 8% of the shares sold in the Conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from Bancorp. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 493,000, 580,000, 667,000, and 767,000 shares at the minimum, mid-point, maximum and maximum, as adjusted of the EVR, were committed to be released during the year ended December 31, 1996 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 38% for such period; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because Bancorp will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the Conversion were committed to be released during the period ended December 31, 1996. See Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at December 31, 1996, earnings per share would have been $.69, $.61, $.56 and $.51 at December 31, 1996, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management Security Federal Savings Bank - Other Benefits - Employee Stock Ownership Plan."

(2) Assumes issuance to the RSP of 19,720, 23,200, 26,680, and 30,680 shares at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR.
      The assumption in the pro forma calculation is that (i) shares were purchased by Bancorp following the Conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of Conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the Conversion. For purposes of this table, it is assumed that the RSP will be adopted by the board of directors, reviewed by the OTS, and approved by the stockholders, and that the RSP will purchase the shares in the open market within the year following the Conversion. If the shares to be purchased by the RSP are assumed at January 1, 1996, to be newly issued shares purchased from Bancorp by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $16.83, $15.55, $14.62, and $13.82 at December 31, 1996, respectively, and pro forma earnings per share would have been $.71, $.63, $.58, and $.53 for the year ended December 31, 1996, respectively. As a result of the RSP, stockholders' interests will be diluted by approximately 3.9%. See "Management of Security Federal Savings Bank - Proposed Future Stock Benefit Plans - Restricted Stock Plan."

(3) Assumes that following the consummation of the Conversion, Bancorp will adopt the Option Plan, which if implemented within one year of Conversion would be subject to regulatory review and board of director and stockholder approval, and that such plan would be considered and voted upon at a meeting of Bancorp stockholders to be held no earlier than six months after the Conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the Conversion at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the Option Plan were awarded, the interests of existing stockholders would be diluted. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares would increase to 542,300, 638,000, 733,700, and 843,700, respectively, pro forma stockholders' equity per share would have been $16.82, $15.61, $14.74, and $13.98 at December 31, 1996, respectively, and pro forma earnings per share would have been $.67, $.60, $.54, and $.49 at December 31, 1996, respectively.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the over its liabilities. The calculations are based upon the number of shares issued in the Conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the Conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the Conversion and by other factors.

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, 35,496, 41,760, 48,024, and 55,224 shares have been subtracted from the shares assumed to be sold at the minimum, mid-point, maximum, and maximum, as adjusted, of the EVR, respectively, and 3,944, 4,640, 5,336, and 6,136 shares are assumed to be outstanding at the minimum, mid-point, maximum, and maximum, as adjusted of the EVR. See Note 1 above.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

        The following table presents our historical and pro forma capital position relative to its capital requirements as of December 31, 1996. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Regulatory Capital Requirements."


                                                                                        Pro Forma(1)
                                                     -------------------------------------------------------------------------------
                                                          $4,930,000          $5,800,000         $6,670,000          $7,670,000
                                      Historical            Minimum            Midpoint            Maximum      Maximum, as adjusted
                                 ------------------- ------------------- ------------------- ------------------- -------------------
                                          Percent             Percent          Percent                Percent             Percent
                                 Amount of Assets(2) Amount of Assets(2) Amount of Assets(2) Amount of Assets(2) Amount of Assets(2)
                                 ------ ------------ ------ ------------ ------ ------------ ------ ------------ ------ ------------
                                                                     (Dollars in Thousands)

GAAP Capital.................... $4,676   10.04%     $6,357   13.07%     $6,680   13.62%     $7,010   14.18%     $7,390   14.81%
                                  =====   =====       =====   =====       =====   =====       =====   =====       =====   =====

Tangible Capital................ $4,784   10.25%     $6,465   13.26%     $6,788   13.81%     $7,118   14.36%     $7,498   14.99%
Tangible Capital Requirement....    700     1.50        731     1.50        737     1.50        743     1.50        750     1.50
                                  -----    -----      -----   ------      -----    -----      -----   ------      -----    -----
Excess.......................... $4,084    8.75%     $5,734   11.76%     $6,051   12.31%     $6,375   12.86%     $6,748   13.49%
                                  =====    ====       =====   =====       =====   =====       =====   =====       =====   =====

Core Capital.................... $4,784   10.25%     $6,465   13.26%     $6,788   13.81%     $7,118   14.36%     $7,498   14.99%
Core Capital Requirement(3).....  1,401     3.00      1,463     3.00     $1,475    3.00%      1,487    3.00%      1,500    3.00%
                                 ------    -----      -----    -----     ------  -------    -------  -------     ------- -------
Excess.......................... $3,383    7.25%     $5,002   10.26%     $5,313   10.81%     $5,631   11.36%     $5,998   11.99%
                                  =====    ====       =====   =====       =====   =====       =====   ======      =====   =====

Total Risk-Based Capital(4)..... $5,084   20.19%     $6,765   26.43%     $7,088   27.61%     $7,418   28.81%     $7,798   30.17%
Risk-Based Capital Requirement..  2,014     8.00      2,047     8.00      2,054     8.00      2,060     8.00      2,067     8.00
                                  -----    -----      -----    -----      -----    -----      -----    -----      -----    -----
Excess.......................... $3,070   12.19%     $4,718   18.43%     $5,034   19.61%    $ 5,358   20.81%     $5,731   22.17%
                                  =====   =====       =====   =====       =====   =====      ======   =====       =====   =====


-----------------
(1) Institutions must value available for sale debt securities at amortized cost, rather than at fair value, for purposes of calculating regulatory capital. Institutions are still required to comply with SFAS No. 115 for financial reporting purposes. The pro forma data has been adjusted to reflect reductions in capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of December 31, 1996. It is assumed that Bancorp will retain 50% of net conversion proceeds. See "Use of Proceeds."
(2)   GAAP, adjusted, or risk-weighted assets as appropriate.
(3) The unrealized loss on securities available for sale of $108,000 has been added to GAAP Capital to arrive at Tangible and Core Capital.
(4)   Proposed   regulations   of  the  OTS  could  increase  the  core  capital
      requirement to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements." Risk-Based Capital includes Tangible Capital plus $300,000 of the Bank's allowance for loan losses. Risk-weighted assets as of December 31, 1996 totaled approximately $25.2 million. Net proceeds available for investment by us are assumed to be invested in interest earning assets that have a 20% risk-weighting.

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                        Consolidated Statements of Income
                                 (in thousands)

                                                                Years Ended December 31,
                                                            ----------------------------------
                                                                  1995             1996
                                                                  ----             ----
Interest income:
  Loans                                                            $ 2,782           $ 2,940
  Mortgage-backed securities                                           441               379
  Investments                                                           95                90
  Interest earning deposits                                             83                65
                                                                  --------          --------
        Total interest income                                        3,401             3,474
                                                                  --------          --------

Interest expense:
  Deposits                                                           1,968             1,975
  Federal Home Loan Bank advances                                       13                 2
                                                                  --------          --------
        Total interest expense                                       1,981             1,977
                                                                  --------          --------
        Net interest income                                          1,420             1,497

Provision for loan losses                                               30                30
                                                                  --------          --------
        Net interest income after provision
          for loan losses                                            1,390             1,467
                                                                  --------          --------
Noninterest income:
  Loan fees and service charges                                        139               145
  Security losses                                                      -                  (2)
  Other                                                                 13                13
                                                                  --------          --------
        Total noninterest income                                       152               156
                                                                  --------          --------
Noninterest expenses:
  Compensation                                                         456               448
  Employee benefits                                                     99                59
  Net occupancy expense                                                 72                73
  Deposit insurance premiums                                            91               357
  Data processing                                                       63                72
  Other                                                                176               195
                                                                  --------          --------
        Total noninterest expenses                                     957             1,204
                                                                  --------          --------
        Income before income taxes                                     585               419

Income tax expense                                                     221               157
                                                                  --------          --------
        Net income                                                   $ 364             $ 262
                                                                  ========          ========

The accompanying notes are an integral part of these consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Consolidated Financial Statements and Notes to the Consolidated Financial Statements elsewhere in this document.

      Bancorp has recently been formed and accordingly, has no results of operations. The following discussion relates only to our financial condition and results of operations and our wholly owned subsidiary.

      Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest -earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, loan servicing fee income, gains and losses from the sale of investments and mortgage-backed securities and non-interest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, and data processing cost. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, which events are beyond our control.

Asset/Liability Management

      We seek to reduce our exposure to changes in interest rates by limiting the maturity of fixed rate loans held in portfolio to no more than 15 years and by maintaining an appropriate level of liquid assets. Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

      An asset or liability is interest rate sensitive within a specific time period, if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.

      Because of the lack of customer demand for adjustable rate loans in our market area, we primarily originate fixed rate real estate loans with maturities of no more than 15 years. To manage the interest rate risk of this type of loan portfolio, we maintain an appropriate level of liquid assets. Maintaining an appropriate level of liquid assets tends to reduce potential net income because liquid assets usually provide a lower yield than longer term (i.e., less liquid) assets. At December 31, 1996, the average weighted term to maturity of our mortgage loan portfolio was slightly less than 12 years.

Net Portfolio Value

      In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% increases and decreases in market interest rates. Our board of directors has adopted an interest rate risk policy which establishes maximum decreases in our estimated NPV of 25%, 45%, 65% and 85% in the event of 1%, 2%, 3% and 4% increases and decreases in market interest rates, respectively. At December 31, 1996, based on information provided by the OTS, it was estimated that our NPV would decrease 17%, 34%, 52% and 68% and increase 29%, 22%, 19% and 13% in the event of 1%, 2%, 3%, and 4% increases and decreases in market rates, respectively. These calculations indicate that our net portfolio value could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. Changes in interest rates also may affect our net interest income, while increases in rates expected to decrease income and decreases in rates expected to increase income, our interest-bearing liabilities would be expected to mature or reprice more quickly than our interest-earning assets. In addition, we would be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

      While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run- offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

      The board of directors is responsible for reviewing our asset and liability policies. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management is responsible for administering the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. Management expects that our asset and liability policies and strategies will continue as described above so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition

      Total consolidated assets increased by $1.1 million or 2.4% from $45.5 million at December 31, 1995 to $46.6 million at December 31, 1996. Total liabilities increased $847,000 or 2.1% at December 31, 1996 as compared to December 31, 1995. The increase in assets for the period was primarily attributable to the growth in our loan portfolio of $4.0 million which was the result of increased loan demand generally due to economic growth in our primary and secondary market areas. Loan growth was funded mainly from cash and interest-earning deposits of approximately $876,000, net maturities and repayments on investment and mortgage-backed securities of approximately $1.7 million and Federal Home Loan Bank advances of $800,000.

Results Of Operations for the Years Ending December 31, 1995 and 1996

      Net Income. Net income decreased $102,000 or 28.0% from $364,000 for 1995 to $262,000 for 1996. The decrease was primarily the result of the recognition of the one-time SAIF special insurance assessment in the amount of $164,000 (after taxes) which was partially offset by an increase in net interest income of $77,000. Excluding the SAIF special assessment, net income would have increased $62,000 or 17% from 1995.

      Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets (primarily loans, investment and mortgage-backed securities) and interest we pay on our interest-bearing liabilities (primarily deposits and borrowed funds). Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.

      The following table sets forth a summary of average balances of assets and liabilities with corresponding interest income and interest expense as well as average yield and cost information. Average balances are derived from monthly balances, however, we do not believe the use of month-end balances has caused any material difference in the information presented. There have been no tax equivalent adjustments made to the yields.


                                                            For the Years Ended December 31,
                                              ---------------------------------------------------------------
                                                         1995                              1996
                                              -----------------------------  --------------------------------
                                              Average            Average     Average               Average
                                              Balance  Interest  Yield/Cost  Balance    Interest   Yield/Cost
                                              -------  --------  ----------  -------    --------   ----------

Interest-earning assets:                                         (Dollars in Thousands)
  Loans receivable(1).....................    $32,388    $2,782       8.59%    $34,997     $2,940       8.40%
  Investment securities ..................      1,419        71        5.00      1,353         64        4.73
  Interest-earning deposits...............      1,729        83        4.80      1,267         65        5.13
  Federal Home Loan Bank stock............        355        24        6.76        380         26        6.84
  Mortgage-backed securities..............      7,627       441        5.78      6,558        379        5.78
                                               ------     -----                  -----     ------
Total interest-earning assets.............     43,518     3,401        7.81     44,555      3,474        7.80
                                                          -----                             -----
Non-interest-earning assets...............      1,336                            1,327
                                               ------                           ------
Total assets                                  $44,854                          $45,882
                                               ======                           ======
Interest-bearing liabilities:
  Interest-bearing demand deposits........    $ 8,842       248        2.80    $ 9,136        232        2.54
  Certificates of deposit.................     31,085     1,720        5.53     31,391      1,743        5.55
  Short-term borrowings...................        158        13        8.23         36          2        5.56
                                               ------     -----                  -----      -----
Total interest-bearing liabilities........     40,085     1,981        4.94     40,563      1,977        4.88
                                                          -----                             -----
Non-interest bearing liabilities..........        527                              695
                                               ------                           ------
Total Liabilities.........................     40,612                           41,258
                                               ------                           ------

Total equity..............................      4,242                            4,624
                                               ------                            -----
Total liabilities and retained earnings...    $44,854                          $45,882
                                               ======                           ======
Net interest income.......................               $1,420                            $1,497
                                                          =====                             =====
Interest rate spread (2)..................                            2.87%                             2.92%

Net yield on interest-earning assets (3)..                            3.26%                             3.36%
Ratio of average interest earning assets
average interest-bearing liabilities......                          108.56%                           109.84%


---------------------------------
(1)   Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

      The table below sets forth information regarding changes in our interest income and interest expense for the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the change in volume). Increases and decreases due to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and change due to rate.

                                                             Year Ended December 31,
                                   -------------------------------------------------------------------------
                                          1995     vs.     1994                  1996     vs.     1995
                                   -----------------------------------   -----------------------------------
                                           Increase (Decrease)                    Increase (Decrease)
                                                Due to                                 Due to
                                   -----------------------------------   -----------------------------------
                                                      Rate/                                 Rate/
                                   Volume    Rate     Volume     Net     Volume     Rate   Volume       Net
                                   ------    ----     ------     ---     ------     ----   ------       ---
                                                             (Dollars in Thousands)
Interest income:
 Loans receivable.................   $ 80   $(110)     $ (4)    $ (34)    $224    $ (62)    $ (4)      $ 158
 Mortgage-backed securities.......    (67)     34        (4)      (37)     (62)       -        -         (62)
 Investment securities............     (7)      2        (1)       (6)      (2)      (3)       -          (5)
 Other interest-earning assets....    100     (55)      (30)       65      (22)       6       (2)        (18)
                                      ---    ----       ---       ---    -----    -----     ----        ----
  Total interest-earning assets...   $106   $ (79)     $(39)    $ (12)    $138    $ (59)    $ (6)      $  73
                                      ===    ====       ===       ===     ====     ====      ====       ====

Interest expense:
 Savings accounts.................   $  7   $ 441      $  4     $ 452     $ 30    $ (24)    $  1       $   7
 Other liabilities................     (8)     15        (8)       (1)      (8)      (4)       1         (11)
                                      ---    ----       ---       ---     ----    -----     ----        ----
   Total interest-bearing
     liabilities..................   $ (1)  $ 456      $ (4)    $ 451     $ 22    $ (28)    $  2       $  (4)
                                      ===    ====       ===       ===     ====     ====     ====        ====

Net change in interest income.....   $107   $(535)     $(35)    $(463)    $116    $ (31)    $ (8)      $  77
                                      ===    ====       ===      ====     ====     ====      ====       ====




      Our net interest income increased $77,000 or 5.4% to $1.5 million in 1996 compared to $1.4 million in 1995. The increase was due primarily to the growth of average interest-earning assets from $43.5 million in 1995 to $44.6 million in 1996. In addition, our interest rate spread increased from 2.87% in 1995 to 2.92% in 1996 and our net interest margin increased from 3.26% in 1995 to 3.36% for 1996.

      The increase in our average interest-earning assets of $1.0 million reflects an increase of $2.6 million in average loans, a decrease of $1.0 million in average mortgage-backed securities and a decrease of $462,000 in average interest-earning deposits.

      Our interest rate spread and net interest margin increased in 1996 compared to 1995. This was due to the decrease in the yield on average interest-earning assets from 7.82% in 1995 to 7.80% in 1996 exceeding the decrease in the interest cost of average interest bearing liabilities from 4.94% in 1995 to 4.87% in 1996.

      The yield on our average interest-earning assets decreased in 1996 due to a decline in the yield on loans and investment securities. As general market rates of interest were relatively stable during 1995 and 1996, the decline in the yield on our loans in 1996 reflected the impact of competition for new loan originations. The decline in yield on our investment securities reflected the investment of the proceeds received from the maturities of those securities at lower interest rates.

      The decrease in the cost of our average interest-bearing liabilities was due primarily to decreases in the cost of interest-bearing demand deposits from 2.80% in 1995 to 2.54% in 1996 and short-term borrowings from 8.33% in 1995 to 5.56% in 1996 offset partially by an increase in the cost of certificates of deposit from 5.53% in 1995 to 5.55% in 1996 and an increase in the average balance of $306,000. The lower cost of demand deposits reflects our reduction of deposit rates to match the decrease in interest rates during 1996 and the decrease in cost of borrowings reflects the reduction in average advances from the Federal Home Loan Bank and the decrease in interest rates.

      Provision for Loan Losses. Our provision for loan losses for both 1995 and 1996 was $30,000. Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to: (i) the composition of our loan portfolio, (ii) observations of the general economic climate and (iii) loan loss expectations. Our ratio of the allowance for loan losses to non-performing loans was 134.8% at December 31, 1995 and 97.7% at December 31, 1996. Our allowance as a percentage of total loans outstanding at December 31, 1995 and 1996 was .83% and .80%, respectively.

      Non-Interest Income. Our non-interest income increased approximately $4,000 in 1996 as compared to 1995. Loan fees and service charges on customers' accounts increased by approximately $6,000 which was offset by a $2,000 loss incurred on the sale of mortgage-backed securities.

      Non-Interest Expense. Our non-interest expense increased by $247,000 or 25.8% from $957,000 for 1995 to $1.2 million for 1996. The increase was primarily attributable to the one-time special SAIF assessment of $264,000. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 (the "Act"), the FDIC imposed a special assessment on SAIF members to capitalize the SAIF at the designated reserve level of 1.25% as of October 1, 1996. Based on our deposits as of March 31, 1995, the date for measuring the amount of the special assessment pursuant to the Act, our special assessment was $264,000. Due to the recapitalization of the SAIF, we expect lower premiums for deposit insurance in future periods. See "Regulation - Savings Institution - Federal Deposit Insurance Corporation."

      Pursuant to the Act, we will pay, in addition to our normal deposit insurance premium as a member of the SAIF, an annual amount equal to approximately 6.4 basis points of outstanding SAIF deposits toward the retirement of the Financing Corporation Bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal. See also "Regulation - Savings Institution Regulation- Insurance of Deposit Accounts."

      In addition, our employee benefits decreased by $40,000 in 1996 compared to 1995. We changed group insurance carriers which reduced this expense by approximately $18,000. Retirement plan expense decreased $17,000 due to available plan forfeitures which could be used to fund a portion of our contribution in 1996.

      Income Tax Expense. Our income tax expense for 1996 was $157,000 compared to $221,000 for 1995. The $64,000 decrease was the result of pre-tax income decreasing by $166,000.

Liquidity and Capital Resources

      We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short term borrowings. The required ratio currently is 5.0% and our liquidity ratio average was 9.52% and 5.08% at December 31, 1995 and 1996, respectively. The decrease in our average liquidity rate at December 31, 1996 was the result of the one-time SAIF assessment and the increase in loan growth. It is our belief that upon completion of the Conversion our liquidity ratio will increase.

      Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Cincinnati. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

      Net cash provided by our operating activities for the year ended December 31, 1996 was $338,000 as compared to $559,000 for the year ended December 31, 1995.

      Net cash used in our investing activities for the year ended December 31, 1996 totalled $2.6 million, an increase of $3.0 million from December 31, 1995. The increase was primarily attributable to our use of $3.0 million in cash to fund the increase in loan originations of $3.5 million.

      Net cash provided by our financing activities for 1996 totalled $899,000. This is a result of a net increase in deposits of $128,000, an increase in net advances from the FHLB of $800,000 offset by a decrease in advance payments by borrowers of $29,000. Approximately $500,000 of net advances from the FHLB were used to fund the loan growth.

      Net cash provided by our financing activities for 1995 totalled $653,000. This was the result of a net increase in deposits of $1.3 million, an increase in advance payments by borrowers of $17,000 offset by repayments of FHLB advances of $700,000.

      Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Further, the disparity in Fico Bond interest payments as described herein could result in us losing deposits to BIF members that have lower costs of funds and therefore are able to pay higher rates of interest on deposits. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.

      We are subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation Regulatory Capital Requirements."

Impact of Inflation and Changing Prices

      Our consolidated financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Accounting Pronouncements

      FASB Statement on Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 121, which became effective for fiscal years beginning after December 15, 1995. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is evaluated based upon the estimated future cash flows expected to result from the use of the asset and its eventual disposition. If expected cash flows are less than the carrying amount of the asset, an impairment loss is recognized. Additionally, this Statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 had no material effect on our financial condition or results of operation.

      FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginnings after December 15, 1994. We will continue to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, we do not believe the impact of adopting SFAS' No. 123 will be material to our financial statements.

      FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. The FASB has proposed to defer the effective date of SFAS No. 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. We have not yet determined the effect, if any, SFAS No. 125 will have on our financial statements.

      In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued SOP 93-6 Employers' Accounting for Employee Stock Ownership Plan. SOP 93-6 addresses accounting for shares of stock issued to employees by an employee stock ownership plan. SOP 93-6 requires that the employer record compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees. SOP 93-6 is effective for fiscal years beginning after December 15, 1993 and relates to shares purchased by an ESOP after December 31, 1992. If the common stock appreciates over time, SOP 93-6 will increase compensation expense relative to the ESOP, as compared with prior guidance that required recognition of compensation expense based on the cost of the shares acquired by the ESOP. The amount of any such increase, however, cannot be determined at this time because the expense will be based on the fair value of the shares committed to be released to employees, which amount is not determinable. See "Pro Forma Data."

                          BUSINESS OF SFB BANCORP, INC.

      Bancorp is not an operating company and has not engaged in any significant business to date. It was formed in March 1997, as a Tennessee Corporation to be the holding company for Security Federal Savings Bank. The holding company structure and retention of proceeds will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions or expansion.

      We have operated as an independent community oriented savings association since 1963. It is our intention to continue to operate as an independent community oriented savings association following the Conversion.

      Since Bancorp will own only one savings association, it generally will not be restricted in the types of business activities in which it may engage; provided, that we retain a specified amount of our assets in housing-related investments. Bancorp initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

      The office of the Bancorp is located at 632 East Elk Avenue, Elizabethton, Tennessee. The telephone number is (423) 543-3518.

                    BUSINESS OF SECURITY FEDERAL SAVINGS BANK

      The principal sources of funds for our activities are deposits, payments on loans and borrowings from the FHLB of Cincinnati. Our deposits totaled $40.8 million at December 31, 1996. Funds are used principally for the origination of loans secured by first mortgages on one- to four-family residences which are located in our market area. Such loans totalled $29.7 million, or 77.67%, of our total loans receivable portfolio at December 31, 1996. Our principal source of revenue is interest received on loans and our principal expense is interest paid on deposits.

Market Area

      Our primary market area consists of Carter County, and our secondary market area consists of the adjacent counties of Johnson, Unicoi, Washington and Sullivan, Tennessee. Elizabethton is considered to be part of the greater Tri-Cities (Kingsport, Johnson City, Bristol), Tennessee area. The Tri-Cities' area economy is based on a mixture of agriculture (primarily tobacco, small grains and cattle) and manufacturing (primarily chemical, textiles, metal products and small industries), as well as a variety of service, wholesale and retail businesses and governmental agencies. Eastman Chemical which is based in Kingsport, is the state of Tennessee's largest employer.

      Carter County has not experienced significant growth in recent years; however, the adjacent counties of Johnson, Unicoi, Washington, and Sullivan, have experienced significant growth and have expanding economies.

      Economic growth in our market area remains dependent upon the local economy. In addition, our deposit and loan activity is significantly affected by economic conditions in our market area. Based on our primary market area's semi-rural location and stable demographics, we expect our market area to be relatively stable in the future. We will look to the adjacent counties for economic progress and opportunities.

Lending Activities

      Most of our loans are mortgage loans which are secured by one- to four-family residences. We also make consumer, land acquisition, residential construction, commercial real estate and commercial business loans.

      At December 31, 1996, the loans totalled $38.2 million of which $29.7 million were mortgage loans secured by one-to four-family residences. Loans originated by us primarily have rates of interest which are fixed for the term of the loan ("fixed rate"). To a much lesser extent, we originate loans with rates of interest which may adjust from period to period during the term of the loan ("adjustable rate").
To date, we neither purchased nor sold loans.

      The following table sets forth information concerning the types of loans held by us.

                                                           At December 31,
                                             --------------------------------------------
                                                    1995                     1996
                                             -------------------      -------------------
                                             Amount      Percent      Amount      Percent
                                             ------      -------      ------      -------

                                                          (Dollars in Thousands)

Type of Loans:
Real Estate Loans:
  One- to four- family ................     $26,396       78.53%     $29,653       77.67%
  Construction.........................         724         2.15       1,125         2.95
  Commercial...........................       1,173         3.49       1,288         3.37
  Multi-family residential.............         780         2.32         912         2.39
  Land.................................       1,534         4.56       1,732         4.54
Commercial business loans..............         660         1.96         558         1.46
Consumer Loans:
  Automobile loans.....................       1,455         4.33       1,949         5.11
  Other................................         477         1.43         524         1.37
  Share loans..........................         414         1.23         435         1.14
                                            -------      -------     -------      -------
      Total loans......................      33,613      100.00%      38,176      100.00%
                                                         ======                   ======
Less:
  Loans in process.....................         447                      942
  Deferred loan origination fees.......         105                      122
  Allowance of loan losses ............         279                      304
                                            -------                  -------
     Total loans, net..................     $32,782                  $36,808
                                             ======                   ======

      The following table sets forth the estimated maturity of our loan portfolio at December 31, 1996. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.

                                                   Real Estate Loans
                         ----------------------------------------------------------------
                                                                                              Commercial
                         One- to four-                                                         Business
                            Family                                 Multi-family                  and
                         Residential   Construction   Commercial   Residential      Land       Consumer     Total
                         -----------   ------------   ----------   -----------      ----       --------     -----
                                                              (In Thousands)

Amounts due:
Within 1 year...........  $      24       $   303       $    17       $     -      $  704        $1,138     $2,186
Over 1 to 2 years.......         51             -             -             -         141           316        508
Over 2 to 3 years.......        169             -             -             -         163           579        911
Over 3 to 5 years.......        809             -             9             -         490         1,383      2,691
Over 5 to 10 years......      4,521           135           663           832         234            50      6,435
Over 10 to 20 years.....     22,842           687           599            80           -             -     24,208
Over 20 years...........      1,237             -             -             -           -             -      1,237
                             ------       -------       -------      --------     -------       -------    -------
Total amount due........    $29,653        $1,125        $1,288      $    912      $1,732        $3,466    $38,176
                             ======         =====         =====       =======       =====         =====     ======



      The following table sets forth the dollar amount of all loans which final payment is not due until after December 31, 1997. The table also shows the amount of loans which have fixed rates of interest and those which have adjustable rates of interest.


                            Fixed Rates     Adjustable Rates    Total
                            -----------     ----------------    -----
                                         (In Thousands)
Real Estate Loans:
  One- to four-family
    residential..........       $26,895           $2,734      $29,629
  Construction...........           822                -          822
  Commercial real estate.           984              287        1,271
  Multi-family residential          796              116          912
  Land loans.............           915              113        1,028
Commercial business and

  consumer...............         2,304               24        2,328
                                 ------           ------       ------
  Total..................       $32,716           $3,274      $35,990
                                 ======            =====       ======


      The following table contains information concerning changes in the amount of mortgage loans held by us.

                                                   For the Years Ended
                                                      December 31,
                                                   -------------------
                                                   1995          1996
                                                   ----          ----

                                                     (In Thousands)
Total mortgage loans receivable at beginning
  of period..................................       $30,187       $30,607

Mortgage loans originated:
  One- to four-family residential............         3,643         4,683
  Construction...............................           764         1,984
  Commercial.................................           149           293
  Multi-family...............................           166           116
  Land.......................................           489           705
                                                    -------       -------
Total mortgage loans originated..............         5,211         7,781
                                                    -------       -------
Mortgage loan principal repayments...........       (4,791)       (3,618)
Other........................................             -          (60)
                                                   --------      -------
Net loan activity............................           420         4,103
                                                    -------       -------
Total mortgage loans receivable at end of
   period....................................       $30,607       $34,710
                                                     ======        ======


      One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in our primary market area. We generally originate one- to four-family residential mortgage loans in amounts up to 95% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 90%. The maximum loan-to-value ratio on mortgage loans secured by nonowner occupied properties generally is limited to 80%. We primarily originate and retain fixed rate balloon loans having terms of up to 15 years, with principal and interest payments calculated using up to a 30-year amortization period.

      We also offer adjustable-rate mortgage ("ARM") loans. The interest rate on ARM loans is based on an index plus a stated margin. We may offer low initial interest rates ("teaser rates") on ARM loans but we require that the borrower qualify for the ARM loan at the fully indexed rate (the index rate plus the margin). ARM loans provide for periodic interest rate adjustments upward or downward of up to 2% per year . The interest rate may not increase more than 5% over the life of the loan and may not decrease below the original interest rate. ARM loans typically reprice every year and provide for terms of up to 30 years with most loans having terms of between 15 and 30 years. ARM loans are offered to all applicants; however, consumer preference in our market area for ARM loans has been weak.

      ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. At December 31, 1996, less than 10% of our one- to four-family residential loans we hold had adjustable rates of interest.

      Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

      Residential Construction Loans. We make residential construction loans on one- to four-family residential property to the individuals who will be the owners and occupants upon completion of construction. These loans are made on a long term basis and are classified as construction/permanent loans. Usually no principal payments are required during the first six to eight months. After that time, the payments are set at an amount that will pay off the amount of the loan over the term of the loan. The maximum loan to value ratio is 95%. Because residential construction loans are not rewritten if permanent financing is obtained from us, these loans are made on terms similar to those of our single family residential loans and may be paid off over terms of up to 30 years, with payments in full due within 15 years.

      We also originate speculative loans to residential builders who have established business relationships with us. These speculative loans typically are made for a term of twelve months and may not require principal payments during the term of the loan. In underwriting such loans, we consider the number of units that the builder has on a speculative bid basis that remain unsold. Our experience has been that most speculative loans are repaid well within the twelve month period. Speculative loans are generally originated with a loan to value ratio that does not exceed 80%.

      Construction lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan. For speculative loans we originate to builders, the ability of the builder to sell completed dwelling units will depend, among other things, on demand, pricing and availability of comparable properties, and general economic conditions.

      Commercial and Multi-Family Loans. Our commercial real estate loans are secured by churches, office buildings, and other commercial properties. Multi-family loans are secured by apartment and condominium buildings. These loans generally have not exceeded $250,000 or had terms greater than 10 years.

      Commercial and multi-family real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us.

      Commercial Business Loans. We offer commercial business loans to benefit from the higher fees and interest rates and the shorter term to maturity. Our commercial business loans consist of equipment, lines of credit and other business purpose loans, which generally are secured by either the underlying properties or by the personal guarantees of the borrower.

      Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment.

      Consumer Loans. We offer consumer loans in order to provide a wider range of financial services to our customers. Consumer loans totalled $2.9 million, or 7.62% of our total loans at December 31, 1996. Our consumer loans consist of home equity, automobile, farm, mobile home, and demand loans secured by savings deposit accounts.

      Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

      Loan Approval Authority and Underwriting. Mr. Hampton, our President, has unlimited loan authority. The loan committee ratifies all 15 year fixed rate residential mortgage loans of $25,000 or more and all consumer loans. Commercial real estate loans and commercial business loans generally are approved in advance by the loan committee.

      Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or statement of the value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by Director Crockett and Mr. McCutcheon, an outside fee appraiser. During 1996, appraisal fees of approximately $15,000 were paid to Director Crockett by us.

      Construction/permanent loans are made on individual properties. Funds advanced during the construction phase are held in a loans-in-process account and disbursed at various stages of completion, following physical inspection of the construction by a loan officer or appraiser.

      Either title insurance or a title opinion is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

      Loan Commitments. Verbal commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 30 days of the date of issuance. At December 31, 1996, commitments to cover originations of mortgage loans and consumer loans were $765,000 and $400,000, respectively, and undisbursed funds for loans-in-process were $942,000. We believe that virtually all of our commitments will be funded.

      Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan-to-one borrower limit was approximately $700,000 at December 31, 1996. At December 31, 1996, the aggregate loans outstanding to our three largest borrowers, in excess of $250,000, were approximately $433,000, $429,000 and $354,000, respectively. As of that date, these loans were secured loans and each of these loans were performing loans and within our lending limits.

Nonperforming and Problem Assets

      Loan Delinquencies. When a mortgage loan becomes 30 days past due, a notice of nonpayment is sent to the borrower. If, after 60 days, payment is still delinquent, the borrower will receive a letter and/or telephone call from us and may receive a visit from one of our representatives. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. Our loan committee meets regularly to determine when foreclosure proceedings should be initiated. The customer will be notified when foreclosure is commenced. At December 31, 1996, our loans past due between 60 and 89 days totalled $555,000.

      Loans are reviewed on a monthly basis and are generally placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

      Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned. As of the dates indicated, we had no loans categorized as troubled debt restructurings within the meaning of SFAS 15.

                                                 At December 31,
                                               ------------------
                                                1995         1996
                                                ----         ----
                                               (Dollars in Thousands)

Loans accounted for on a nonaccrual basis:
Real estate loans:

  One- to four-family residential........         $197        $235
  Commercial.............................            -          60
Consumer.................................           10          16
                                                  ----        ----
    Total nonaccrual loans...............          207         311
Accruing loans which are contractually
  past due 90 days or more...............            -           -
                                                 -----       -----
    Total nonperforming loans............          207         311
Real estate owned........................            -          60
                                                  ----        ----
Total nonperforming assets...............         $207        $371
                                                   ===         ===
Nonaccrual and 90 days past due as a
  percentage of net loans................         0.63%       0.84%
Nonaccrual and 90 days past due as a
  percentage of total assets.............         0.46%       0.67%
Total nonperforming assets as a
  percentage of total assets.............         0.46%       0.80%



      Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was immaterial for the years ended December 31, 1995 and December 31, 1996, respectively.

      Classified Assets. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings associations such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings association will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

      When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

      At December 31, 1996, no assets were classified as doubtful or loss but loans were classified as substandard and special mention in amounts equal to $349,000 and $11,000, respectively.

      Foreclosed Real Estate. Real estate acquired by us as a result of foreclosure is recorded as "real estate owned" until such time as it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less disposal costs. Any write-down of real estate owned is charged to operations. At December 31, 1996, real estate owned was $60,000.

      Allowances for Loan Losses. Our policy is to provide for losses on unidentified loans in our loan portfolio. A provision for loan losses is charged to operations based on management's evaluation of the potential losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

      We will continue to monitor our allowance for loan losses and make future additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

      The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.



                                                            At December 31,
                                         -----------------------------------------------------
                                                   1995                      1996
                                         -------------------------  --------------------------
                                                     Percent of                   Percent of
                                                    Loans in Each                Loans in Each
                                                     Category to                  Category to
                                         Amount     Total Loans     Amount       Total Loans
                                         ------     -----------     ------       -----------

                                                        (Dollars in Thousands)
Real estate loans:
  One- to four-family residential         $134         78.53%         $144          77.67%
  Construction..................            15          2.15            20           2.95
  Commercial....................            40          3.49            45           3.37
  Multi-family residential......            15          2.32            20           2.39
  Land..........................            25          4.56            25           4.54
Commercial business and consumer            50          8.95            50           9.08
                                         -----        ------           ---         ------
     Total allowance for loan losses      $279       100.00%          $304        100.00%
                                           ===       ======            ===        ======




      The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:

                                                  At December 31,
                                               --------------------
                                                 1995        1996
                                               -------      -------
                                              (Dollars in Thousands)

Total loans outstanding...................     $33,614      $38,176
                                                ======       ======
Average loans outstanding.................     $33,178      $36,437
                                                ======       ======

Allowance at beginning of period..........        $250         $279
Provision.................................          30           30
Recoveries................................           -            -
Charge-offs...............................          (1)          (5)
                                                   ---          ---
Allowance at end of period................        $279         $304
                                                   ===          ===
Allowance for loan losses as a percent of
  total loans outstanding.................        0.83%        0.80%
Net loans charged off as percent of
  average loans outstanding...............           -            -
Ratio of allowance to nonperforming loans.       134.8         97.7

Investment Activities

      Investment Securities. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short term securities and certain other investments. See "Regulation - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) our projections as to the short term demand for funds to be used in loan origination and other activities. We classify our investment securities as "available for sale" or "held to maturity" in accordance with SFAS No. 115. At December 31, 1996, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations,
(iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits (up to six months), and (viii) investment grade corporate bonds, commercial paper and mortgage derivative products. See "--Mortgage-backed Securities." The board of directors may authorize additional investments.

      Our investment securities "available for sale" and "held to maturity" portfolios at December 31, 1996 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States Government or its agencies.

      Mortgage-backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include FHLMC, Government National Mortgage Association ("GNMA"), and FNMA.

      Our mortgage-backed securities portfolio was classified as "available for sale" at December 31, 1996. Each security was issued by GNMA, FHLMC or FNMA. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

      Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable-rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

      Real Estate Mortgage Investment Conduits ("REMIC's") are typically issued by a special purpose entity, which may be organized in a variety of legal forms, such as a trust, a corporation or a partnership. The entity aggregates pools of pass-through securities or mortgage loans, which are used to collateralize the mortgage related securities. Once combined, the cash flows can be divided into "tranches" or "classes" of individual securities, thereby creating more predictable average lives for each security than the underlying pass-through pools of mortgage loans. Accordingly, under this security structure, all principal paydowns from the various mortgage pools or mortgage loans are allocated to a mortgage-related securities' class or classes structured to have priority until it has been paid off. These securities generally have fixed interest rates, and as a result, changes in interest rates generally would affect the market value and possibly the prepayment rates of such securities. The characterization of a mortgage-related security as a REMIC relates solely to the tax treatment of the mortgage related security under the Internal Revenue Code.

      Securities Portfolio. The following table sets forth the carrying (i.e., amortized cost) value of our investment securities and mortgage-backed securities, at the dates indicated. At December 31, 1996, the market value of our investment securities, held to maturity, was $604,000. The market value of our investment securities and mortgage-backed securities, available for sale, were $597,000 and $5.8 million, respectively. At December 31, 1996, the portfolios of the investment securities available for sale and mortgage-backed securities available for sale contained net unrealized losses of $2,000 and $173,000, respectively.

                                                         At December 31,
                                                    ----------------------
                                                      1995            1996
                                                      ----            ----
                                                    (Dollars in Thousands)

Investment Securities:
U.S. government and agency securities
  available for sale......................           $ 751          $  599
U.S. government securities................             378             398
Political subdivision notes...............             289             317
                                                     -----           -----
     Total investment securities..........           1,418           1,314
                                                     -----           -----


Mortgage-backed securities:
  GNMA....................................             954             812
  FHLMC...................................           3,067           2,300
  FNMA....................................           3,430           2,829
                                                     -----           -----
     Total mortgage-backed securities.....           7,451           5,941
                                                     -----           -----
     Total................................          $8,869          $7,255
                                                     =====           =====

      The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investment securities portfolio at December 31, 1996 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.


                                                                     At December 31, 1996
                       -------------------------------------------------------------------------------------------------------------
                            Less than              1 to               Over 5 to             Over 10                   Total
                             1 year               5 years             10 years               years                 Securities
                       -----------------   ------------------    ------------------   -----------------   -------------------------
                       Carrying  Average   Carrying   Average    Carrying   Average   Carrying  Average   Carrying           Market
                        Value     Yield     Value      Yield      Value      Yield     Value     Yield     Value     Yield    Value
                        -----     -----     -----      -----      -----      -----     -----     -----     -----     -----    -----
                                                                   (Dollars in Thousands)
  U.S. Government
    securities....     $    -         -%   $  349        5.39%   $    -          -%      $398     5.15%    $  747      5.22%  $  643
  U.S. Agency
    securities....          -         -       250        6.39         -          -         -         -        250      6.39      250
  Political
    subdivision
    notes.........        127      6.75        34        6.63       156       6.03         -         -        317      6.39      317
                          ---      ----     -----        ----     -----       ----       ----    ------     -----      ----    -----
  Total...........       $127      6.75%   $  633        5.85%   $  156       6.03%      $398     5.15%    $1,314      5.72%  $1,210
                          ===      ====     =====        ====     =====       ====        ===     ====      =====      ====    =====



NOTE: Yields on tax exempt obligations have been computed on a tax equivalent basis.

Sources of Funds

      Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and, to a much lesser extent, maturities of investment securities and mortgage-backed securities, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

      Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

      The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

      Passbook savings, money market and NOW accounts constituted $9.1 million, or 22.35%, of our deposit portfolio at December 31, 1996. Certificates of deposit constituted $31.7 million or 77.65% of the deposit portfolio of which $7.6 million or 18.55% of the deposit portfolio were certificates of deposit with balances of $100,000 or more. The majority of these certificates represent a mix of deposits from long-standing customers and public monies. Such deposits are offered at negotiated rates and provide us with a stable source of funds. As of December 31, 1996, we had no brokered deposits.

      At December 31, 1996, our deposits were represented by the various types of savings programs described below.


                                                              Minimum          Balance as of      Percentage of
Category                     Term           Interest Rate  Balance Amount    December 31, 1996    total Deposits
--------                    ----            -------------  --------------    --------------     -----------------
                                                            (In Thousands)

Now Accounts............    None                 2.00%       $      100            $ 2,904            7.12%
Super Now...............    None                 2.26%              100                 83            0.20%
Passbook savings........    None                 3.00%               10              4,456           10.93%
Christmas club..........    None                 3.75%               10                 46            0.11%
Money market accounts...    None                 2.50%            2,500              1,622            3.98%

Certificates of Deposit:

Fixed Term, Fixed Rate      91 day               4.25%              500                215            0.53%
Fixed Term, Fixed Rate      182 day              5.18%              500              5,054           12.40%
Fixed Term, Fixed Rate      1 year               5.50%              500              7,968           19.55%
Fixed Term, Fixed Rate      18 months            5.50%              500              1,074            2.63%
Fixed Term, Fixed Rate      2 year               5.75%              500                521            1.28%
Fixed Term, Fixed Rate      30 months            5.83%              500              1,868            4.58%
Fixed Term, Fixed Rate      4 year               5.83%              500                326            0.80%
Fixed Term, Fixed Rate      No longer offered    7.25%              500                300            0.74%
Fixed Term, Fixed Rate      IRA 18 months        5.50%               10              3,325            8.16%
Fixed Term, Fixed Rate      IRA 30 months        5.83%               10                348            0.85%
                            Negotiable           5.82%    less than 100,000          3,094            7.59%
                            Negotiable           5.78%          100,000              7,561           18.55%
                                                                                    ------           -----

                            Total                                                  $40,765          100.00%
                                                                                    ======          ======




      The following table sets forth our time deposits classified by interest rate at the dates indicated.

                                    As of December 31,
                                   -------------------
                                      1995        1996
                                      ----        ----
                                       (In Thousands)

Interest Rate

2.00-4.00%......................   $    138    $     53
4.01-6.00%......................     20,745      29,128
6.01-8.00%......................     10,472       2,473
8.01 and over...................         16           -
                                    -------    --------
                                    $31,371     $31,654
                                    =======     =======

      The following table sets forth the amount and maturities of our time deposits at December 31, 1996.


                                          Amount Due
                   -------------------------------------------------------------
                                                                     After
                   December 31,   December 31,    December 31,   December 31,
Interest Rate          1997           1998            1999           2000         Total
-------------         ------         ------          ------         ------       -------
                                                 (In Thousands)

2.01-4.00%...        $    53         $    -            $  -           $  -       $    53
4.01-6.00%...         23,764          4,565             640            159        29,128
6.01-8.00%...          2,034            221             214              4         2,473
8.01 and over              -              -               -              -             -
                     -------         ------            ----           ----       -------
  Total              $25,851         $4,786            $854           $163       $31,654
                      ======          =====             ===            ===        ======



      The following table sets forth our savings activity for the periods indicated:

                                     Year Ended December 31,
                                     -----------------------
                                        1995         1996
                                        ----         ----
                                         (In Thousands)

Beginning balance..............       $39,301      $40,637
                                       ------       ------
Net increase (decrease) before
  interest credited............           (21)      (1,338)
Interest credited..............         1,357        1,466
                                        -----        -----
Net increase (decrease) in
   savings deposits ...........         1,336          128
                                        -----       ------
Ending balance.................       $40,637      $40,765
                                       ======       ======



      The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1996.

                                          Certificates
Maturity Period                             of Deposit
---------------                             ----------
                                         (In Thousands)

Within three months..................           $1,206
Three through six months.............            2,224
Six through twelve months............            3,235
Over twelve months...................              896
                                                ------
                                                $7,561
                                                ======

Borrowings. Advances (borrowing) may be obtained from the FHLB of Cincinnati to supplement our supply of lendable funds. Advances from the FHLB of Cincinnati are typically secured by a pledge of our stock in the FHLB of Cincinnati, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. We may borrow up to $2.3 million from the FHLB of Cincinnati. If the need arises, we may also access the Federal Reserve Bank discount window to supplement its supply of lendable funds and to meet deposit withdrawal requirements. At December 31, 1996, borrowings from the FHLB of Cincinnati totaled $800,000 and consisted of a 90 day cash management advance with a 90 day term and a variable interest rate (5.85% at December 31, 1996) that adjusted daily. Since that date, a substantial portion of the borrowings had been repaid without incurring a prepayment penalty.

Competition

      Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers, many of whom have far greater resources than we have. There are two credit unions, one thrift institution, three commercial banks and five finance companies in our market area.

      We have been able to maintain our position in mortgage loan originations, market share, and deposit accounts throughout our market areas by virtue of our local presence, competitive pricing, and referrals from existing customers. We are smaller in asset size compared to the many financial institutions serving our market areas. The deposit base of our market areas is sought by many of these financial institutions.

Subsidiary Activity

      We are permitted to invest up to 2% of our assets in the capital stock of or loans to subsidiary corporations. Additional investment of 1% of assets is permitted when such additional investment is utilized primarily for community development purposes. At December 31, 1996, we had one subsidiary, SFS, Inc. ("SFS"). SFS was formed in 1978 to hold stock in our outside data processing servicer. Our investment in our subsidiary totalled $16,000 at December 31, 1996. As of December 31, 1996, SFS had not conducted any operations other than to hold the stock of that servicer.

Properties

      We operate from our main office and one branch office. Our total investment in office property and equipment was $1,550,000 with a net book value of $533,000 at December 31, 1996.


                                                                      Net Book Value
                                                                      Of Real Property
                                                                       or Leasehold
                                                       Year Leased     Improvements
Location                             Leased or Owned   or Acquired      and Equipment
--------                             ---------------   -----------      -------------
MAIN OFFICE:
  632 East Elk Avenue                    Owned            1980           $354,402
  Elizabethton, Tennessee
  37643

BRANCH OFFICE:
  510 Wallace Avenue                     Owned            1989           $179,109
  Elizabethton, Tennessee
  37643


      In addition we own property at the intersection of Riverside Drive and Hattie Avenue, Elizabethton, Tennessee which consists of a single-family dwelling that we rent for $400 per month and a paved parking area for our customers and employees. At December 31, 1996, the net book value of the property was $5,000.

Personnel

      At December 31, 1996 we had 18 full-time and two part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Legal Proceedings

      We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

      Set forth below is a brief description of certain laws which relate to us. The description does not purport to be complete and is qualified in its entirety by references to applicable laws and regulation.

Holding Company Regulation

      General. Bancorp will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over Bancorp and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation and is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of Bancorp.

      QTL Test. Since Bancorp will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the QTL test. If Bancorp controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "- Qualified Thrift Lender Test."

      Restrictions on Acquisitions. Bancorp must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

      General. As a federally chartered, SAIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

      The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our board of directors on any deficiencies that the OTS finds in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

      We must file reports with the OTS and the FDIC concerning our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC or the United States Congress could have a material adverse impact on our respective operations.

      Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met.

The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

      Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior thrift failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at March 31, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment. Based on its deposits at March 31, 1995, on November 27, 1996, we paid a pre-tax special assessment of $264,000.

      The recapitalization plan also provides that the cost of prior thrift failures which were funded through the issuance of the Fico Bonds will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.013 per $100 of deposits in 1997. SAIF assessments for healthy savings institutions in 1997 will be approximately $.064 per $100 in deposits and may be reduced but not below the level set for healthy BIF institutions.

      The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. (Fico Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

      The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

      Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. Our capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

      Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

      The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

      The OTS has adopted a rule requiring a deduction from capital for institutions with certain levels of interest rate risk. This rule is not yet in effect.

      Dividend and Other Capital Distribution Limitations. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to Bancorp, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by us to Bancorp. In addition, we may not declare or pay a cash dividend on its capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the Conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of Security Federal Savings Bank -Liquidation Account."

      OTS  regulations  impose  limitations  upon all capital  distributions  by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of December 31, 1996, we qualified as a Tier 1 institution.

      In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

      A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

      Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualified as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Cincinnati. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institution may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of December 31, 1996, we never were in compliance with its QTL requirement with approximately 86.1% of our assets invested in QTIs.

      Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of savings institution's capital and collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Our affiliates include Bancorp and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

      Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At December 31, 1996, our required liquid asset ratio was 5.0% and our actual ratio was 5.08%. Monetary penalties may be imposed upon associations for violations of liquidity requirements.

      Federal Home Loan Savings Bank System. We are a member of the FHLB of Cincinnati, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

      As a member, we are required to purchase and maintain stock in the FHLB of Cincinnati in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At December 31, 1996, we had $394,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

      The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended December 31, 1996, dividends paid by the FHLB of Cincinnati to us totalled $26,000.

      Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At December 31, 1996, our reserve met the minimum level required by the Federal Reserve System.

      Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. We had no borrowings from the Federal Reserve System at December 31, 1996.

                                    TAXATION

Federal Taxation

      We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings institutions such as us, which met certain definitional tests and other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim with respect to additions to its reserve for bad debts was subject to certain limitations. We reviewed the most favorable way to calculate the deduction attributable to an addition to our bad debt reserve on an annual basis.

      In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on us. At December 31, 1996, we had $246,000 of post 1987 bad-debt reserves.

      Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" could not exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equaled the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeded the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method was permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year did not exceed 6% of such loans outstanding at such time.

      Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987.

      The percentage of specially computed taxable income that was used to compute a savings institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction).

      If a savings institution's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of December 31, 1996, at least 60% of our assets were qualifying assets as defined in the Code. No assurance can be given that we will meet the 60% test for subsequent taxable years.

      Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to you, our stockholders (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of December 31, 1996, we had $825,000 of accumulated earnings, representing our base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

      Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings institutions, to utilize the accrual method of accounting for tax purposes. Further, for taxable years ending after 1986, the Code disallows 100% of a savings institution's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

      The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including us, whether or not an AMT is paid. Under pending legislation, the AMT rate would be reduced to zero for taxable years beginning after December 31, 1994, but this rate reduction would be suspended for taxable years beginning in 1995 and 1996 and the suspended amounts would be refunded as tax credits in subsequent years.

      Bancorp may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if Bancorp owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed ourself of the percentage of taxable income bad debt deduction method.

      Our federal income tax return has not been audited by the IRS.

State Taxation

      The state of Tennessee imposes an excise tax on savings institutions at the rate of 6% of net taxable income, which is computed based on federal taxable income subject to certain adjustments. The state of Tennessee also imposes franchise and privilege taxes on savings institutions which have not been a material expense for us.

                         MANAGEMENT OF SFB BANCORP, INC.

      Our board of directors consist of the same individuals who serve as directors of our subsidiary, Security Federal Savings Bank. Our charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors to serve for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by our board and serve at the board's discretion. See "Management of Security Federal Savings Bank."

                   MANAGEMENT OF SECURITY FEDERAL SAVINGS BANK

Directors and Executive Officers

      Our board of directors is composed of six members each of whom serves for a term of three years. Our proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors to serve for a three-year period, with approximately one-third of the directors elected each year. Our officers are elected annually by our board and serve at the board's discretion.

      The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the Conversion. We have no other executive officers.


                         Age at                                             Current
                        December                              Director        Term
                        31, 1996    Position                    Since       Expires
                        --------    --------                   -------      -------
Directors

Donald W. Tetrick          79       Chairman of the Board and   1963          1999
                                    Director
Peter W. Hampton           77       President and Director      1963          1998
Peter W. Hampton, Jr.      46       Vice Chairman of the        1994          1999
                                    Board and Director

John R. Crockett, Jr.      76       Secretary, Treasurer and    1963          1997
                                    Director
Julian T. Caudill          78       Director                    1963          1997
Estill L. Caudill, Jr.     80       Director                    1963          1998


      The business experience for the past five years of each of the directors and executive officers is as follows:

      Donald W. Tetrick has been a member of the board of directors and Chairman of the Board since 1963. Mr. Tetrick is the secretary of the Elizabethton Kiwanis Club, the Carter County Chamber of Commerce and a member of the board of directors of First United Methodist Church. Mr. Tetrick is also a retired funeral home director.

      Peter W. Hampton has been the President and a member of the board of directors since 1963. Mr. Hampton is a member of the Elizabethton/Carter County Economic Development Commission and the Carter County Chamber of Commerce. Mr. Hampton is the father of Peter W. Hampton, Jr.

      Peter W. Hampton, Jr. has been a member of the board of directors since 1994 and has served as Vice Chairman of the Board since December, 1996. Mr. Hampton is senior partner in the law firm of Hampton & Street, and has been employed as our General Counsel since 1994. Mr. Hampton is the son of Peter W. Hampton.

      John R. Crockett, Jr. has been a member of the our board of directors and the secretary and treasurer since 1963. Mr. Crockett is a retired realtor.

      Julian T. Caudill has been a member of the board of directors since 1963. Mr. Caudill is a retired pharmacist. Mr. Caudill is a member of the Elizabethton Rotary Club and the American Cancer Society. He is the brother of Estill L. Caudill, Jr.

      Estill L. Caudill, Jr. has been a member of the board of directors since 1963. Mr. Caudill is a retired physician. Mr. Caudill is the brother of Julian
T. Caudill.

Meetings and Committees of the Board of Directors

      The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1996, the board of directors held 12 regular meetings and one special meeting. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended December 31, 1996.

      All of the directors are members of the executive/loan committee. The executive/loan committee is principally responsible for (i) insuring that our lending policies are implemented and observed, (ii) approving certain loan applications, and (iii) approving other operational and administrative matters. The executive/loan committee met 51 times during the fiscal year ended December 31, 1996.

Director Compensation

      Each of the directors is paid a monthly fee of $600. Additionally, each director is also a member of the Executive/Loan Committee and receives a fee of $35 per meeting attended. Total aggregate fees paid to the current directors for the year ended December 31, 1996 were $45,940.

Executive Compensation

      Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at December 31, 1996. No other employee earned in excess of $100,000 for the year ended December 31, 1996.

                                       Annual Compensation
                               ------------------------------------
                                                       Other Annual    All Other
                                                       Compensation   Compensation
Name and Principal Position    Salary       Bonus           (1)            (2)
---------------------------    ------       -----          -----          ----

Peter W. Hampton, President    $73,614     $24,500        $9,280         $9,811


--------------------
(1) Consists of director and committee fees of $7,750 and $1,530 of health, life and disability insurance premiums paid on behalf of the executive.

(2)   Consists of payments made on behalf of the executive for our Savings Plan.

      Employment Agreement. We have entered into an employment agreement with our President, Peter W. Hampton. Mr. Hampton's base salary under the employment agreement is $73,614. The employment agreement has a term of three years. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Hampton without just cause, Mr. Hampton will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of us, Mr. Hampton will be paid a lump sum amount equal to 2.99 times his five year average annual taxable cash compensation. If such payments had been made under the agreement as of December 31, 1996, such payments would have equaled approximately $265,000. The aggregate payments that would have been made to Mr. Hampton would be an expense to us, thereby reducing our net income and our capital by that amount. The agreement may be renewed annually by our board of directors upon a determination of satisfactory performance within the board's sole discretion. If Mr. Hampton shall become disabled during the term of the agreement, he shall continue to receive payment of 100% of the base salary for a period of 12 months and 60% of such base salary for the remaining term of such agreement. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for our employees.

      Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employee of ours, to be implemented upon the completion of the Conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

      The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8% of the common stock to be issued in the Conversion. The ESOP intends to borrow funds from Bancorp. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the common stock to be issued in the offering (i.e., $464,000, based on the midpoint of the EVR). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately $46,400 annually (based on a $464,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions shall be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

      Shares sold above the maximum of the EVR (i.e., more than 667,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the Conversion in the open market.

      Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation, excluding bonuses. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan payments as follows: after 1 year of service - 10%, 2 years - 20%, 3 years - 30%, 4 years - 40%, 5 years - 60%, 6 years - 80% and 7 years -100%. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, change in control of Bancorp, or termination of the ESOP.
Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

      The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

      Savings Plan. We sponsor a tax-qualified defined contribution savings and retirement plan ("Savings Plan") for the benefit of our employees. Employees become eligible to participate under the Savings Plan after reaching age 21 and completing one year of service. We intend to amend the Savings Plan to permit participants to voluntary direct the investment of plan assets for the purchase of the common stock in the Conversion. Such directed investments will be
includable  in  the  participants   individual   purchase   limitations  in  the
Conversion.

      Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the Savings Plan is age 65. It is intended that the Savings Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code.

      Costs associated with the Savings Plan were $46,000 and $29,000 for the fiscal years ended December 31, 1995 and 1996. Future Bank contributions to the Savings Plan may be reduced as a result of the implementation of the ESOP.

Proposed Future Stock Benefit Plans

      Stock Option Plan. The boards of directors intend to adopt a stock option plan (the Option Plan) following the Conversion, subject to approval by you and Bancorp's stockholders, at a stockholders meeting to be held no sooner than six months after the Conversion. The Option Plan would be in compliance with the OTS regulations in effect. See "-- Restrictions on Benefit Plans." If the Option Plan is implemented within one year after the Conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 58,000 shares based upon the sale of 580,000 shares at the midpoint of the EVR) would be reserved for issuance by Bancorp upon exercise of stock options to be granted to officers, directors and employees of us from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in Bancorp. The Option Plan, which would become effective upon stockholder approval of such Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the Option Plan. The options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

      Bancorp would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by Bancorp. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by Bancorp. The exercise of options and payment for the shares received would contribute to the equity of Bancorp.

      If the Option Plan is implemented more than one year after the Conversion, the Option Plan will comply with such OTS regulations and policies that are applicable at such time.

      Restricted Stock Plan. The board of directors intends to adopt the RSP within one year of the Conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. Bancorp expects to hold a stockholders' meeting no sooner than six months after the Conversion in order for stockholders to vote to approve the RSP. If within one year after the Conversion, in accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the RSP Trustees. The RSP will be implemented in accordance with applicable OTS regulations. See "-- Restrictions on Stock Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the RSP (the "RSP Trust").

      We will contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the Conversion. The shares purchased by the RSP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and Bancorp, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the RSP. Based upon the sale of 580,000 shares of common stock in the offering at the midpoint of the EVR, the RSP Trust is expected to purchase up to 23,200 shares of common stock.

      If the RSP is implemented more than one year after the Conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

      Restrictions on Stock Benefit Plans. OTS regulations provide that in the event we implement stock option or management and/or employee stock benefit plans are implemented within one year from the date of Conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the Conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the Conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under the Option Plan or the RSP, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the Conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

Certain Related Transactions

      Peter W. Hampton, Jr., is a partner of the law firm of Hampton & Street in Elizabethton, Tennessee. We have retained the services of Mr. Hampton's firm, and the firm performs certain legal work for us. Fees paid to the law firm by borrowers of ours for services performed on our behalf, were $65,000 during 1996 and such fees were less than $60,000 during 1995.

                                 THE CONVERSION

      Our board of directors and the OTS have approved the Plan subject to the Plan's approval by our members at the Special Meeting of Members, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

      On January 15, 1997, our board of directors adopted a Plan of Conversion, pursuant to which we will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of Bancorp. The Conversion will include adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to Bancorp and the common stock of Bancorp is being offered to the public. The Conversion will be accounted for at historical cost in a manner similar to a pooling of interests.

      The OTS has approved Bancorp's application to become a savings and loan holding company and to acquire all of our common stock to be issued in the Conversion. Pursuant to such OTS approval, Bancorp plans to retain 50% of the net proceeds from the sale of its common stock and to use the remaining 50% to purchase all of the common stock we will issue in the Conversion.

      The common stock is first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of common stock remain available after the Subscription Offering, shares of common stock may be offered in a Community Offering. The Community Offering, if any, may commence anytime subsequent to the commencement of the Subscription Offering. Shares not subscribed for in the Subscription and Community Offerings may be offered for sale by Bancorp in a Syndicated Community Offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the Community and Syndicated Community Offering. See "-- Community Offering" and "-- Syndicated Community Offering."

      Shares of common stock in an amount equal to our pro forma market value as a stock savings institution must be sold in order for the Conversion to become effective. The Community Offering must be completed within 45 days after the last day of the Subscription Offering period unless such period is extended by us with the approval of the OTS. The Plan provides that the Conversion must be completed within 24 months after the date of the approval of the Plan by our members.

      In the event that we are unable to complete the sale of common stock and effect the Conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that our valuation would not substantially change during any such extension. If the EVR of the common stock must be amended, no assurance can be given that such amended EVR would be approved by the OTS. Therefore, it is possible that if the Conversion cannot be completed within the requisite period, we may not be permitted to complete the Conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the Conversion. No sales of the common stock may be completed in the offering unless the Plan is approved by our members.

      The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the Community Offering or other sale of the common stock to be offered in the Conversion. If delays are experienced, significant changes may occur in our estimated pro forma market value upon Conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the common stock. In the event the Conversion is terminated, we would be required to charge all Conversion expenses against current income and any funds collected by us in the offering would be promptly returned to each potential investor, plus interest at the prescribed rate.

Effects of Conversion to Stock Form on Depositors and Borrowers of Security Federal Savings Bank

      Voting Rights. Currently in our mutual form, our depositor and borrower members have voting rights and may vote for the election of directors. Following the Conversion, depositors and borrower members will cease to have voting rights.

      Savings Accounts and Loans. The balances, terms and FDIC insurance coverage of savings accounts will not be affected by the Conversion.
Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the Conversion.

      Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the Conversion. The opinion has been filed as an exhibit to the registration statement on which this prospectus is a part. The opinion provides, in part, that: (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us in either our mutual form or our stock form, or by Bancorp, by reason of the proposed Conversion; (ii) no gain or loss will be recognized by us upon the receipt of money from Bancorp for our stock, and no gain or loss will be recognized by Bancorp upon the receipt of money for the common stock; (iii) our assets in either our mutual or our stock form will have the same basis before and after the Conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form prior to conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the common stock pursuant to the subscription rights is equal to the fair market value of such common stock, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights to purchase shares of the common stock;
(vii) the basis of each account holder's savings accounts in us after the Conversion will be the same as the basis of his savings accounts in us prior to the Conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised; (x) we will succeed to and take into account the earnings and profits or deficit in earnings and profits of us, in our mutual form, as of the date of Conversion; (xi) immediately after Conversion, we will succeed to the bad debt reserve accounts of the Savings Bank in its mutual form, and the bad debt reserves will have the same character in our hands after Conversion as if no distribution or transfer had occurred; and
(xii) the creation of the liquidation account will have no effect on our taxable income, deductions or addition to reserve for bad debts either in our mutual or stock form.

      The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights to purchase common stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the subscription rights, we have received an opinion of Feldman which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable,
(iii) of short duration, and (iv) afford the recipients the right only to purchase common stock at a price equal to its estimated fair market value, which will be the same price at which shares of common stock for which no subscription right is received in the Subscription Offering will be offered in the Community Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

      We are also subject to Tennessee income taxes and has received an opinion from Crisp Hughes & Co., L.L.P. that the Conversion will be treated for Tennessee state tax purposes similar to the Conversion's treatment for federal tax purposes.

      Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C., Feldman and Crisp Hughes & Co., L.L.P. have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Tennessee tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

      Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

      Upon a complete liquidation after the Conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

      The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to $4,676,000. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after Conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, December 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, March 31, 1997. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours (December 31) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

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




      No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we in our converted form are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

      In accordance with OTS regulations, non-transferable subscription rights to purchase shares of the common stock have been granted to all persons and entities entitled to purchase the common stock in the Subscription Offering under the Plan. The amount of the common stock which these parties may purchase will be determined, in part, by the total amount of common stock to be issued and by the availability of the common stock for purchase under the categories set forth in the Plan. If the Community Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that the common stock is available after satisfaction of all subscriptions of all persons having prior rights and subject to the maximum and minimum purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases of Shares." The following priorities have been established:

      Eligible Account Holders. Each Eligible Account Holder (which collectively encompasses all names on a joint account) will receive non-transferable subscription rights on a priority basis to purchase that number of shares of common stock which is equal to the greater of 15,000 shares ($150,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If such allocation results in an oversubscription, shares of common stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares of common stock or the total amount of his subscription. Any shares of common stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Subscription rights received by officers and directors in this category based on their increased deposits in us in the one-year period preceding December 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

      Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans ("Employee Plans") have been granted subscription rights to purchase up to 8% of the total shares issued in the Conversion. The ESOP is an Employee Plan.

      The right of Employee Plans to subscribe for the common stock is subordinate to the right of the Eligible Account Holders to subscribe for the common stock. However, in the event the offering result in the issuance of shares above the maximum of the EVR (i.e., more than 667,000 shares), the Employee Plans have a priority right to fill their subscription (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the common stock issued in the Conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the Conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

      Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder (which collectively encompasses all names on a joint account) who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares of Conversion Stock which is equal to the greater of 15,000 shares ($150,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the allocation made in this paragraph results in an oversubscription, shares of common stock shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares of common stock or the total amount of his subscription. Any shares of common stock not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See "-- Limitation on Purchases and Transfer of Shares."

      The right of Supplemental Eligible Account Holders to subscribe for the common stock is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for the common stock.

      Other Members. Other Members who are not Eligible Account Holders or Supplemental Eligible Account Holders, will receive non-transferable subscription rights to purchase up to 15,000 shares ($150,000) to the extent such stock is available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. See "-- Limitation on Purchases and Transfer of Shares."

      Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the common stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any common stock under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country;
(ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any person.

      Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the Conversion.

      We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of subscription rights.

      Expiration Date. The Subscription Offering will expire at __________ p.m., Eastern Time, on __________ ____, 199____, (Expiration Date). Subscription rights will become void if not exercised prior to the Expiration Date.

Community Offering

      To the extent that shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of common stock to certain members of the general public residing in Tennessee and certain other states with a preference to natural persons residing in Carter County, Tennessee under such terms and conditions as may be established by the board of directors. In the Community Offering, no person may purchase more than 15,000 shares of common stock and no person, together with associates of and persons acting in concert with such persons, may purchase more than 25,000 shares.

      The Community Offering once commenced, may expire at any time without notice but no later than __________ p.m., Eastern Time, on __________ ____, 1997 unless extended with the permission of the OTS. Purchases of shares in the Community Offering is subject to the right of us in our sole discretion, to accept or reject such purchases in whole or in part either at the time and receipt of an order, or as soon as practicable following the completion of the Community Offering.

      In the event Community Offering orders are not filled, funds received by us will be promptly refunded with interest at our passbook rate. In the event an insufficient number of shares are available to fill all orders in the Community Offering, the available shares will be allocated on an equitable basis determined by the board of directors, provided however that a preference will be given to natural persons residing in Carter County, Tennessee. If regulatory approval is received to extend the Community Offering beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. The shares sold in the Community Offering will be sold at the Purchase Price.

Syndicated Community Offering

      As part of the Community Offering, the Plan provides that, if necessary, shares of common stock not purchased in the Subscription and Community Offerings may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of selected dealers to be formed and managed by Trident. The Syndicated Community Offering, if any, will be conducted to achieve a wide distribution of common stock subject to our right to reject orders in whole or in part in their sole discretion in the Syndicated Community Offering. Neither Trident nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the Syndicated Community Offering.

      Stock sold in the Syndicated Community Offering will be sold at the Purchase Price. See "-- Stock Pricing."

      No individual purchaser in the Syndicated Community Offering may purchase more than 15,000 shares of common stock and no individual purchaser together with any associate or group of persons acting in concert may purchase more than 25,000 shares of common stock. Bancorp is directly responsible for the payment of selling commissions to other NASD firms and licensed brokers participating in the Syndicated Community Offering. Other firms may participate under a selected dealers arrangement. Selected dealers typically receive a fee of up to 5% of the amount of stock sold by the selected dealer in the Syndicated Community Offering, and Trident's management fee will be unchanged by the amount of stock sold, if any, by Selected Dealers. See "The Conversion -- Marketing Arrangements."

      The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by Bancorp with the approval of the OTS and subscribers are resolicited.

Ordering and Receiving Common Stock

      Use of Order Forms. Rights to subscribe may only be exercised by completion of an Order Form. Persons ordering common stock in the Subscription Offering must deliver by mail or in person a properly completed and executed original Order Form to us prior to the Expiration Date. Order Forms must be accompanied by full payment for all shares ordered or authorization. See "--Payment for Shares." Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent unless the Conversion is not completed within 45 days of the Expiration Date.

      Persons and entities not purchasing the common stock in the Subscription Offering may, subject to availability, purchase the common stock in the Community Offering by returning to us a completed and properly executed Order Form along with full payment for the shares ordered.

      In the event an Order Form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee, (ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed Order Form within the time period specified. We may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an Order Form in no way obligates us to waive any other irregularity on that or any other Order Form. Waivers will be considered on a case by case basis. Photocopies of Order Forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final.

      To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus.

      Payment for Shares. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us or (iv) by IRA held by us. Appropriate means by which such withdrawals may be authorized are provided in the Order Form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any

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



purpose other than to purchase the common stock. Payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the Conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the Conversion is completed or terminated. An executed Order Form, once received by us, may not be modified, amended, or rescinded without our consent, unless the Conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given an opportunity to increase, decrease, or rescind their subscription. In the event that the Conversion is not consummated, all funds submitted pursuant to the offering will be promptly refunded with interest.

      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offering. Instructions on how to transfer self-directed IRAs maintained with us can be obtained from the Stock Information Center.

      Trident may enter into agreements with broker-dealers (Selected Dealers) to assist in the sale of the shares in the Syndicated Community Offering. See also "-- Plan of Distribution" and "-- Marketing Arrangements." No orders may be placed or filled by or for a Selected Dealer during the Subscription Offering. After the close of the Subscription Offering, Trident will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only after the close of the Subscription Offering and upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. During the Subscription and Community Offerings, Selected Dealers may only solicit indications of interest from their customers to place orders with Bancorp as of a certain date ("Order Date") for the purchase of shares of common stock. When and if Trident and we believe that sufficient orders have not been received in the Subscription and the Community Offerings to consummate the Conversion, Trident will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to their customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the "Settlement Date". The Settlement Date will be three business days after the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account by the Settlement Date. On the Settlement Date, Selected Dealers will remit funds to the account established by us for each Selected Dealer. Each customer's funds so forwarded to us along with all other accounts held in the same title, will be insured by the FDIC up to $100,000. After payment has been received by us from Selected Dealers, funds will earn interest at our passbook savings account rate until the consummation of the Conversion. Funds will be promptly returned, with interest, in the event the Conversion is not consummated as described above.

      However, Selected Dealers who do not hold or receive funds for customers or carry accounts of, or for, customers will (1) instruct their customers who wish to subscribe in the offering to make their checks payable to us and (2) will transmit customer checks directly to us by noon of the next business day after receipt by such Selected Dealer.

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



      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offering. Instructions on how to transfer self-directed IRAs maintained with us can be obtained from the Stock Information Center.

      The ESOP may subscribe for shares by submitting its Order Form along with evidence of a loan commitment from a financial institution or Bancorp for the purchase of the shares during the Subscription Offering and by making payment for shares on the date of completion of the Conversion.

      Federal regulations prohibit us from lending funds or extending credit to any person to purchase the common stock in the Conversion.

      Delivery of Stock Certificates. Certificates representing common stock issued in the Conversion will be mailed to the person(s) at the address noted on the Order Form, as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering common stock might not be able to sell their shares until they receive their stock certificates.

Limitations on Purchases and Transfer of Shares

      The Plan provides for certain additional limitations to be placed upon the purchase of the common stock in the Conversion. The minimum purchase is 25 shares and the maximum purchase for any person or persons ordering through a single account is than 15,000 shares of common stock. No person, together with any associate, or group of persons acting in concert may purchase more than 25,000 shares of common stock except for the Employee Plans which may purchase up to 8% of the shares sold. The OTS regulations governing the Conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares of the common stock issued pursuant to the Conversion.

      Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.

      In the event of an increase in the total number of shares offered in the Conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unfulfilled subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum.

      The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or

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



indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

      The term "officer" may include our Chairman of the Board, President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer shall have the same meaning as used for an officer in the Plan.

      The term "residing," as used in relation to the preference afforded natural persons in Carter County, Tennessee, means any natural person who occupies a dwelling within Carter County, has an intention to remain within Carter County (manifested by establishing a physical, on-going, non-transitory presence within Carter County), and continues to reside in Carter County at the time of the offering. We may utilize deposit or loan records or such other evidence provided to it to make the determination whether a person is residing in Carter County. Such determination shall be in our sole discretion.

      To order shares of common stock in the Conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of that purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

      Common stock purchased pursuant to the Conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the common stock purchased by directors and officers, see " -- Restrictions on Sales and Purchases of Common Stock by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Plan of Distribution

      Materials for the offering have been distributed to eligible subscribers by mail. Additional copies will be available at our main office. Our officers may be available to answer questions about the Conversion. Responses to questions about us will be limited to the information contained in this document. Officers will not be authorized to render investment advice. All subscribers for the shares to be offered will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and not released until the closing of the Conversion or its termination.

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Marketing Arrangements

      Trident has been engaged as our financial advisor and sales agent in connection with the offering. Trident has agreed to use its best efforts to assist us in the sale of the shares in the offering. As compensation, Trident will receive a commission equal to 1.85% of the aggregate dollar amount of capital stock sold to investors who reside in Carter County, Tennessee, a commission equal to 1.50% on sales to investors residing in contiguous Tennessee counties, a commission equal to 1.15% on sales to investors residing in other Tennessee counties and a commission equal to 0.95% on sales to investors residing outside the state of Tennessee, except no commissions shall be payable on shares purchased by officers, directors, employees or their associates or employee benefit plans, and commissions shall be capped at the midpoint of the Estimated Valuation Range ($5,800,000). If shares of common stock are offered for sale in a Syndicated Community Offering, Trident will organize and manage the syndicate of selected broker-dealers for no additional fee. The commission to be paid to any such selected broker-dealers will be at the discretion of the management of Bancorp and is not expected to exceed 5%. Fees paid to Trident and to any other broker-dealer may be deemed to be underwriting fees and Trident and such broker-dealers may be deemed to be underwriters. Trident will also be reimbursed up to $31,000 for legal fees and reasonable out-of-pocket expenses. We have agreed to indemnify Trident for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Trident. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to misrepresentation or breach of warranty of the written agreement among Trident and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents.

      The common stock will be offered principally by the distribution of this document and through activities conducted at a Stock Information Center located at our main office. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Trident will be working at, and supervising the operation of, the Stock Information Center. Trident will assist us for responding to questions regarding the Conversion and the offering and processing Order Forms. Our personnel will be present in the Stock Information Center to assist Trident with clerical matters and to answer questions related solely to our business.

Stock Pricing

      Feldman, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process, to prepare an appraisal of our estimated pro forma market value. Feldman will receive a fee of $12,500 for preparing the appraisal and its assistance in connection with the preparation of a business plan and will be reimbursed up to $2,500 for reasonable out-of-pocket expenses. We have agreed to indemnify Feldman under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to Feldman.

      The appraisal was prepared by Feldman in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the state of Tennessee which affect the operations

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of  savings   institutions,   and  stock  market   values  of  certain   savings
institutions. In addition, Feldman has advised us that it has considered and will consider the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

      On the basis of the above, Feldman has determined, in its opinion, that as of March 14, 1997 our estimated aggregate pro forma market value was $5,800,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Feldman has established a range of value from $4,930,000, to $6,670,000 for the offering (the Estimated Valuation Range or EVR). The Estimated Valuation Range will be updated prior to consummation of the Conversion.

      The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

      In order for stock sales to take place Feldman must confirm to the OTS that, to the best of Feldman's knowledge and judgment, nothing of a material nature has occurred which would cause Feldman to conclude that the Purchase Price on an aggregate basis was incompatible with Feldman estimate of our pro forma market value of us in converted form at the time of the sale. If, however, facts do not justify such a statement, an amended Estimated Valuation Range may be established.

      The appraisal is not a recommendation of any kind as to the advisability of purchasing these shares. In preparing the appraisal, Feldman has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. Feldman did not independently verify the financial statements and other information provided by us, nor did Feldman value independently our assets and liabilities. The appraisal considers us only as a going concern and should not be considered as the liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline below $10.00

Change in Number of Shares to be Issued in the Conversion

      Depending on market and financial conditions at the time of the completion of the Subscription and Community Offerings, we may significantly increase or decrease the number of shares to be issued in the Conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the Conversion. An increase in the total number of shares to be issued in the Conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the Conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

      Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the Conversion results in an offering which is either less than $4,930,000 or more than $7,670,000. Any adjustments to the EVR as a result of changes in market and financial conditions would be subject to OTS review.

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Restrictions on Repurchase of Stock

      Generally, during the first year following the Conversion, Bancorp may not repurchase its shares and during the second and third years following the Conversion, Bancorp may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the OTS may grant special permission to repurchase shares after six months following the Conversion and to repurchase more than five percent during each of the second and third years. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by Bancorp and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, Bancorp may utilize the rules and regulations then in effect.

Restrictions on Sales and Purchases of Common Stock by Directors and Officers

      Shares purchased by directors and officers of Bancorp may not be sold for one year following completion of the Conversion. An exception to this rule is a disposition of shares in the event of the death of the director or officer or in any exchange of the shares in connection with a merger or acquisition of Bancorp. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

      For three years following the Conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

Interpretation and Amendment of the Plan

      We have the authority to interpret, amend and terminate the Plan. Our interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS. We may terminate the Plan at any time prior to consummation of the Conversion.

Conditions and Termination

      Completion of the Conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) the sale of all shares within 24 months following approval of the Plan by members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

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Other

      All statements made in this document are hereby qualified by the contents of the Plan of Conversion, the material terms of which are set forth herein. The Plan of Conversion is attached to the Proxy Statement and is filed as an exhibit to this document. Copies of the Plan are available from us and we should be consulted for further information. Adoption of the Plan by our members authorizes us to amend or terminate the Plan.

                RESTRICTIONS ON ACQUISITIONS OF SFB BANCORP, INC.

      While the board of directors is not aware of any effort that might be made to obtain control of Bancorp after Conversion, the board of directors believes that it is appropriate to include certain provisions as part of Bancorp' charter to protect the interests of Bancorp and its stockholders from hostile takeovers ("anti-takeover") which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of Bancorp more difficult.

      The following discussion is a general summary of the material provisions of the charter, bylaws, and certain other regulatory provisions of Bancorp, which may be deemed to have such an "anti-takeover" effect. The description of these provisions is necessarily general and reference should be made in each case to the charter and bylaws of Bancorp which are incorporated herein by reference. See "Available Information" as to how to obtain a copy of these documents.

Provisions of Bancorp Charter and Bylaws

      Limitations on Voting Rights. The charter of Bancorp provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. In addition, for a period of five years from the completion of our Conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Bancorp. After five years from the date of the Conversion, a beneficial holder submitting a proxy or proxies totalling more than 10% of the then outstanding shares of common stock will be able to vote in the following manner: the number of votes which may be cast by such a beneficial owner shall be a number equal to the total number of votes that a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned and owned of record by such beneficial owner and the denominator of which is the total number of shares of common stock beneficially owned by such beneficial owner. The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the common stock is (1) to disregard for voting purposes and require divestiture of the amount of stock held in excess of 10% (if within five years of the Conversion more than 10% of the common stock is beneficially owned by a person) and (2) limit the vote on common stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the common stock is beneficially owned by a person more than five years after the Conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions

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



would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The charter of Bancorp further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

      Election of Directors. Certain provisions of Bancorp's charter and bylaws will impede changes in majority control of the board of directors. Bancorp's charter provides that the board of directors of Bancorp will be divided into three classes, with directors in each class elected for three-year staggered terms. Thus, it would take two annual elections to replace a majority of Bancorp's board. Bancorp's charter provides that the size of the board of directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The charter also provides that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the charter and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

      The charter provides that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of Bancorp entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

      Restrictions on Call of Special Meetings. The charter of Bancorp provides that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors, or a Committee of the board or other person so empowered by the bylaws. The charter also provides that any action required or permitted to be taken by the stockholders of Bancorp may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

      Absence of Cumulative Voting. Bancorp's charter provides that stockholders may not cumulate their votes in the election of directors.

      Authorized Shares. The charter authorizes the issuance of 4,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide Bancorp board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of Bancorp. The board of directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Bancorp's board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options.

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      Procedures for Certain  Business  Combinations.  The Charter  requires the affirmative vote of at least 80% of the outstanding shares of Bancorp entitled to vote in the election of director in order for Bancorp to engage in or enter into certain "Business Combinations," as defined therein, with any Principal Shareholder (as defined below) or any affiliates of the Principal Shareholder, unless the proposed transaction has been approved in advance by Bancorp's board of directors, excluding those who were not directors prior to the time the Principal Shareholder became the Principal Shareholder. The term "Principal Shareholder" is defined to include any person and the affiliates and associates of the person (other than Bancorp or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of Bancorp. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of Bancorp entitled to vote generally in an election of directors.

      Amendment to Charter and Bylaws. Amendments to Bancorp's charter must be approved by Bancorp's board of directors and also by a majority of the outstanding shares of Bancorp's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the Charter).

      The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of Bancorp entitled to vote in the election of Directors cast at a meeting called for that purpose.

      Benefit Plans. In addition to the provisions of Bancorp's charter and bylaws described above, certain benefit plans of ours adopted in connection with the Conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Security Federal Savings Bank - Certain Benefit Plans and Agreements."

      Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

      Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of

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a savings  association  or the power to control in any manner the  election of a majority of the directors of such institution.

      Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

      Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

      Bancorp is authorized to issue 4,000,000 shares of the common stock, $0.10 par value per share, and 1,000,000 shares of serial preferred stock, $.10 par value per share. Bancorp currently expects to issue up to 767,000 shares of common stock in the Conversion. Bancorp does not intend to issue any shares of serial preferred stock in the Conversion, nor are there any present plans to issue such preferred stock following the Conversion. The aggregate par value of the issued shares will constitute the capital account of Bancorp. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of Bancorp will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other government agency.

Common Stock

      Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in Bancorp, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of Bancorp's directors.

      Liquidation. In the unlikely event of the complete liquidation or dissolution of Bancorp, the holders of the common stock will be entitled to receive all assets of Bancorp available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of Bancorp (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to have their deposits with us.

      Restrictions on Acquisition of the Common Stock. See "Certain Restrictions on Acquisition of Bancorp" for a discussion of the limitations on acquisition of shares of the common stock.

      Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of Bancorp without first offering such shares to existing stockholders of Bancorp. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by
Bancorp  of  the  full   purchase   price   therefor  will  be  fully  paid  and
non-assessable.

      Issuance of Additional Shares. Except in the Subscription and Community Offerings and possibly pursuant to the RSP or Option Plan, the Bancorp has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan; (iv) in a public or private offering; or (v) under employee benefit plans. See "Risk Factors -- Possible Dilutive Effect of RSP and Stock Options and Effect of Purchases by the RSP and ESOP" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

      For additional information, see "Dividends," "Regulation" and "Taxation" with respect to restrictions on the payment of cash dividends; "-- Restrictions on Transferability by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Certain Restrictions on Acquisition of Bancorp" for information regarding restrictions on acquiring common stock of Bancorp.

Serial Preferred Stock

      None of the 1,000,000 authorized shares of serial preferred stock of Bancorp will be issued in the Conversion. After the Conversion is completed, the board of directors of Bancorp will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

      The legality of the common stock has been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Trident will be passed upon by Housley, Kantarian & Bronstein, P.C. The federal income tax consequences of the Conversion have been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. The Tennessee income tax consequences of the Conversion have been passed upon for us by Crisp Hughes & Co., L.L.P.

                                     EXPERTS

        The consolidated financial statements of the Security Federal Savings Bank as of and for the years ended December 31, 1995 and 1996 appearing in this document have been audited by Crisp Hughes & Co., L.L.P., independent certified public accountants, as set forth in their report which appears elsewhere in this document, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      Feldman has consented to the publication herein of a summary of its letters to Security Federal Savings Bank setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                                CHANGE IN AUDITOR

      On November 20, 1996, Lawson and Frizzell, CPA's, the independent auditor for us, advised us that it did not wish to continue as independent auditor following the Conversion. The report of Lawson and Frizzell, CPA's for the fiscal years ended December 31, 1994 and 1995 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 1994 and 1995 and during the period from January 1, 1995 to December 5, 1996, there were no disagreements between us and Lawson and Frizzell, CPA's concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure. On December 5, 1996, the audit proposal of Crisp Hughes & Co., L.L.P. for the 1996 audit year was accepted; approval of the selection of a new auditor was obtained at a meeting of our board of directors held on December 5, 1996. Crisp Hughes & Co., L.L.P. reaudited the fiscal 1995 financial statements in order to be identified as the auditor of record in the Conversion.

                            REGISTRATION REQUIREMENTS

      The common stock of Bancorp will be registered pursuant to Section 12(g) of the Exchange Act prior to completion of the Conversion. Bancorp will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. Bancorp may not deregister the common stock under the Exchange Act for a period of at least three years following the Conversion.

                             ADDITIONAL INFORMATION

      Bancorp and Security Federal Savings Bank are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      Bancorp has filed with the SEC a Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

      Security Federal Savings Bank has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Central Regional Office of the OTS, 111 East Wacker Drive, Suite 800, Chicago, Illinois 60601-4360 without charge.

      A copy of the Charter and the Bylaws of Bancorp are available without charge from Security Federal Savings Bank.

                         SECURITY FEDERAL SAVINGS BANK

                                and Subsidiary

                  Index to Consolidated Financial Statements

                                                                        Page(s)

Independent Auditors' Reports ..........................................  F-1

Consolidated Balance Sheets as of
  December 31, 1995 and 1996............................................  F-2

Consolidated Statements of Income for the Years
  Ended December 31, 1995 and 1996......................................  12

Consolidated Statements of Equity for the
  Years Ended December 31, 1995 and 1996................................  F-3

Consolidated Statements of Cash Flows for the
  Years Ended December 31, 1995 and 1996................................  F-4

Notes to Consolidated Financial Statements..............................  F-6

All schedules are omitted because the required information is either not applicable or is included in the consolidated financial statements or related notes.

Separate financial statements for Bancorp have not been included since it will not engage in material transactions until after the Conversion. Bancorp, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

                                     CRISP
                                       CH
                                     HUGHES
                               --& CO., L.L.P.--
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS


                          Independent Auditors' Report

To the Board of Directors
Security Federal Savings Bank
  and Subsidiary

We have audited the accompanying consolidated balance sheets of Security Federal Savings Bank (the "Bank") and Subsidiary as of December 31, 1995 and 1996, and the related consolidated statements of income, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                               /s/Crisp Hughes & Co., L.L.P.


Asheville, North Carolina
January 27, 1997

       32 Orange Street - P.O. Box 3049 - Asheville, North Carolina 28802
                      (704) 254-2254 - FAX (704) 254-6859
         Other Offices: Boone, Burnsville, Sylva, NC and Greenville, SC

       Member of: The American Institute of Certified Public Accountants,
                 The Continental Association of CPA Firms, Inc.
                 The Intercontinental Accounting Associates and
                The North and South Carolina Associates of CPAs

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                           Consolidated Balance Sheets
                                 (in thousands)

                                                                      December 31,
                                                            ----------------------------------
          Assets                                                  1995             1996
          ------                                                  ----             ----

Cash and due from banks                                              $ 439             $ 396
Interest-earning deposits                                            2,290             1,018
Investment securities:
  Held to maturity (market value of $604
    in 1995 and $613 in 1996)                                          667               715
  Available for sale (amortized cost of $751
    in 1995 and $599 in 1996)                                          747               597
Loans receivable, net                                               32,782            36,808
Mortgage-backed securities:
  Available for sale (amortized cost of $7,451 in 1995
    and $5,941 in 1996)                                              7,299             5,768
Premises and equipment, net                                            553               533
Real estate                                                            -                  60
Federal Home Loan Bank stock                                           368               394
Interest receivable                                                    214               257
Other                                                                  123                33
                                                                  --------          --------
        Total assets                                              $ 45,482          $ 46,579
                                                                  ========          ========

  Liabilities and Equity
  ----------------------

Deposits                                                          $ 40,637          $ 40,765
Federal Home Loan Bank advances                                        -                 800
Advance payments by borrowers for taxes and insurance                  231               202
Accrued expenses and other liabilities                                 168               122
Income taxes payable:
  Current                                                                5                13
  Deferred                                                              15                 1
                                                                  --------          --------
        Total liabilities                                           41,056            41,903
                                                                  --------          --------
Equity:
  Retained income, substantially restricted                          4,522             4,784
  Unrealized losses on securities available for sale,
    net of income taxes                                                (96)             (108)
                                                                  --------          --------
        Total equity                                                 4,426             4,676
                                                                  --------          --------
        Total liabilities and equity                              $ 45,482          $ 46,579
                                                                  ========          ========

The accompanying notes are an integral part of these consolidated financial statements.

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                        Consolidated Statements of Equity
                                 (in thousands)

                                                               Net Unrealized
                                                              Gains (Losses)
                                                               on Securities
                                                  Retained       Available
                                                   Income         for Sale         Total
                                                   ------         --------         -----

Balance at December 31, 1994                          $ 4,158          $ (138)        $ 4,020

Net income                                                364             -               364

Net unrealized gains on securities
  available for sale, net of income
  tax of $26                                              -                42              42
                                                      -------          ------         -------

Balance at December 31, 1995                            4,522             (96)          4,426

Net income                                                262             -               262

Net unrealized losses on securities
  available for sale, net of income
  tax benefit of $8                                       -               (12)            (12)
                                                      -------          ------         -------

Balance at December 31, 1996                          $ 4,784          $ (108)        $ 4,676
                                                      =======          ======         =======



The accompanying notes are an integral part of these consolidated financial statements.

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                Years Ended December 31,
                                                            ----------------------------------
                                                                  1995             1996
Operating activities:
  Net income                                                $          364    $          262
  Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
    Depreciation                                                        61                54
    Provision for loan losses                                           30                30
    Deferred income taxes (benefit)                                     18                (6)
    Net increase in deferred loan fees                                   5                16
    Accretion of discounts on investment securities, net               (17)              (20)
    Amortization of premiums on mortgage-backed securities              22                17
    FHLB stock dividends                                               (24)              (26)
    Losses on mortgage-backed securities sold                          -                   2
    Decrease (increase) in interest receivable                           2               (43)
    Decrease in other assets                                            45                90
    Increase  (decrease)  in  accrued  expenses  and other
      liabilities                                                       21               (46)
    Increase in current income taxes                                    32                 8
                                                            --------------    --------------
        Net cash provided by operating activities                      559               338
                                                            --------------    --------------

Investing activities:
  Maturities of investment securities held to maturity                 128               128
  Purchase of investment securities held to maturity                  (100)             (156)
  Purchase of investment securities available for sale                 -                (598)
  Maturities of investment securities available for sale               350               750
  Purchase of  mortgage-backed  securities  available  for
    sale                                                               (90)              -
  Principal payments on mortgage-backed securities
    available for sale                                                 873             1,118
  Proceeds from sale of mortgage-backed securities
    available for sale                                                 -                 372
  Net increase in loans                                               (615)           (4,132)
  Purchase of equipment                                                (16)              (34)
                                                            --------------    --------------
        Net cash provided (used) in investing activities               530            (2,552)
                                                            --------------    --------------

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                       Consolidated Statements of Cash Flows, Continued
                                 (in thousands)

                                                                Years Ended December 31,

                                                            ----------------------------------
                                                                  1995             1996
Financing activities:
  Net increase in deposits                                  $        1,336    $          128
  Increase (decrease) in advance payments by borrowers
    for taxes and insurance                                             17               (29)
  Proceeds from FHLB advances                                          -               1,100
  Repayment of FHLB advances                                          (700)             (300)
                                                            --------------    --------------
        Net cash provided by financing activities                      653               899
                                                            --------------    --------------

        Increase (decrease) in cash and
          cash equivalents                                           1,742            (1,315)

Cash and cash equivalents at beginning of year                         987             2,729
                                                            --------------    --------------
Cash and cash equivalents at end of year                    $        2,729    $        1,414
                                                            ==============    ==============

Supplemental  disclosures  of cash flow  information:
  Cash paid during the year for:

    Interest on deposits and other borrowings               $        1,952    $        2,005
    Income taxes                                                       265               112
                                                            --------------    --------------
  Noncash investing and financing activities:
    Real estate acquired in satisfaction of
      mortgage loans                                        $          -      $           60
    Unrealized gains (losses) on securities available
      for sale, net of income tax (benefit) of $26
      and $(8), respectively                                            42               (12)
    Mortgage-backed securities held to maturity
      transferred to available for sale, at amortized cost  $        4,576    $          -
                                                            ==============    ==============

The accompanying notes are an integral part of these consolidated financial statements.

                          SECURITY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                           December 31, 1995 and 1996
                         (Tabular amounts in thousands)



1.   Summary of Significant Accounting Policies
     ------------------------------------------

     The accounting and reporting policies of Security Federal Savings Bank (the "Bank") and its subsidiary conform, in all material respects, to generally accepted accounting principles and to general practices within the savings and loan industry. The following summarize the more significant of these policies and practices.

     Nature of Operations - Security Federal Savings Bank, is a federally-chartered, mutually owned savings bank. The Bank's principal line of business is originating residential and nonresidential first mortgage loans. The Bank's principal market is Carter County and parts of East Tennessee. The loans are primarily with individuals; however, some corporate borrowers have loans at the Bank.

     Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation - The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary, SFS, Inc. Intercompany balances and transactions have been eliminated. SFS, Inc. is currently inactive and its impact on the consolidated financial statements is insignificant.

     Loans Receivable - Loans receivable are carried at their unpaid principal balance less, where applicable, net deferred loan fees and allowances for losses. Additions to the allowances for losses are based on management's evaluation of the loan portfolio under current economic conditions and such other factors which, in management's judgment, deserve recognition in estimating losses. Interest accrual is discontinued when a loan becomes 90 days delinquent unless, in management's opinion, the loan is well secured and in process of collection. Interest income on impaired loans is recognized on a cash basis.

     Loan Fees - Loan fees result from the origination of loans. Such fees and certain direct incremental costs related to origination of such loans are deferred ("net deferred loan fees") and reflected as a reduction of the carrying value of loans. The net deferred loan fees (or costs) are

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     amortized using the interest method over the contractual lives of the loans. Unamortized net deferred loan fees on loans sold prior to maturity are credited to income at the time of sale.

     Investment Securities and Mortgage-Backed Securities - Investment securities held to maturity are stated at amortized cost since the Bank has both the ability and positive intent to hold such securities to maturity. Premiums and discounts on the investment securities are amortized or accreted into income over the contractual terms of the securities using a level yield interest method. Gains and losses on the sale of these securities are calculated based on the specific identification method.

     Investment securities and mortgage-backed securities available for sale are carried at fair value. The Bank has identified their holdings in certain debt securities and all mortgage-backed securities as available for sale. The unrealized holding gains or losses on securities available for sale are excluded from income and reported, net of related income tax effects, as a separate component of equity until realized. Gains or losses on sales of securities available for sale are based on the specific identification method.

     Real Estate - Real estate properties acquired through loan foreclosure are initially recorded at fair value at the date of foreclosure. Subsequent to foreclosure, real estate is recorded at the lower of initial fair value or existing fair value less estimated costs to sell (net realizable value). Real estate property held for investment is carried at the lower of cost, including cost of property improvements incurred subsequent to acquisition less depreciation, or net realizable value. Costs relating to development and improvement of properties are capitalized, whereas costs relating to the holding of property are expensed.

     Valuations are periodically performed by management, and an allowance for losses is established by a charge to income if the carrying value of a property exceeds its estimated net realizable value.

     Premises and Equipment - Land is carried at cost. Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed on straight-line method over the estimated useful lives of the assets ranging from 5 to 39 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures which materially increase property lives are capitalized.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     Federal Home Loan Bank Stock - Investment in stock of a Federal Home Loan Bank is required by law of every federally insured savings and loan or savings bank. The investment is carried at cost. No ready market exists for the stock, and it has no quoted market value.

     Income Taxes - The Bank and its subsidiary follow the practice of filing consolidated income tax returns. Income taxes are allocated to the Bank as though separate returns are being filed.

     The Bank utilizes the liability method of computing income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). Under the liability method, deferred tax liabilities and assets are established for future tax return effects of temporary differences between the stated value of assets and liabilities for financial reporting purposes and their tax basis adjusted for tax rate changes. The focus is on accruing the appropriate balance sheet deferred tax amount, with the statement of income effect being the result of changes in balance sheet amounts from period to period. Current income tax expense is provided based upon the actual tax liability incurred for tax return purposes.

     Cash Flow Information - As presented in the consolidated statements of cash flows, cash and cash equivalents include cash on hand and interest-earning deposits in other banks. The Bank considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

     Impact of New Accounting Pronouncement - In June, 1996, the FASB issued SFAS No. 125, Accounting for the Transfer and servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). SFAS 125 supersedes SFAS 122, Accounting for Mortgage Servicing Rights. SFAS 125 provides accounting and reporting standards for transfers and serving of financial assets and the extinguishment of liabilities based on consistent application of a financial components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. SFAS 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. Management of the Bank will determine the effect on the Bank's financial position and results of operations for future transactions that are covered by this accounting standard.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


2.   Investment Securities
     ---------------------

     The carrying values and estimated market values of investment securities are summarized as follows:

                                                         Gross         Gross      Estimated
                                          Amortized   Unrealized    Unrealized      Market
                                            Cost         Gains        Losses        Value
                                            ----         -----        ------        -----
          Securities   to  be   held  to
          maturity:
           December 31, 1995:
             U.S. government security    $       378  $      -      $        63  $       315
             Municipal securities                289         -             -             289
                                         -----------  --------      -----------  -----------
                                         $       667  $      -      $        63  $       604
                                         ===========  ========      ===========  ===========
           December 31, 1996:
             U.S. government security    $       398  $      -      $       102  $       296
             Municipal securities                317         -             -     $       317
                                         -----------  --------      -----------  -----------
                                         $       715  $      -      $       102  $       613
                                         ===========  ========      ===========  ===========
         Securities available for sale:
           December 31, 1995:
             U.S. government and
               agency securities         $       751  $      -      $         4  $       747
                                         ===========  ========      ===========  ===========

           December 31, 1996:
             U.S. government and
               agency securities         $       599  $      -      $         2  $       597
                                         ===========  ========      ===========  ===========

     The amortized cost and estimated market values of debt securities by contractual maturity are as follows:

                                                 Amortized                    Estimated
                                                   Cost                      Market Value
                                         --------------------------   ---------------------------
                                            1995          1996            1995          1996
                                            ----          ----            ----          ----
         Securities   to  be   held  to
         maturity:
           Due in one year               $       127  $       127     $       127   $       127
           Due after  one year  through
             five years                          162          190             162           190
           Due after ten years                   378          398             315           296
                                         -----------  -----------     -----------   -----------
                                         $       667  $       715     $       604   $       613
                                         ===========  ===========     ===========   ===========

         Securities available for sale:
           Due in one year               $       751            -     $       747             -
           Due after  one year  through
             five years                            -          599               -           597
                                         -----------  -----------     -----------   -----------
                                         $       751  $       599     $       747   $       597
                                         ===========  ===========     ===========   ===========

     The Bank had investment securities with an amortized cost of approximately $1,129,000 and $997,000 pledged against deposits at December 31, 1995 and 1996.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     The Bank had no sales of investment securities to be held to maturity or available for sale for the years ended December 31, 1995 and 1996.

     The net unrealized losses on investment securities available for sale, net of taxes, at December 31, 1995 and 1996, $2,600 and $1,100, respectively, are reported as a separate component of equity.

3.   Loans Receivable
     ----------------

     Loans receivable are summarized as follows:

                                                                        December 31,
                                                               -------------------------------
                                                                    1995            1996
                                                                    ----            ----

         Real estate first mortgage loans:
           One-to-four-family                                  $       26,396  $       29,653
           Construction                                                   724           1,125
           Commercial real estate                                       1,173           1,288
           Multi-family residential                                       780             912
           Land                                                         1,534           1,732
                                                               --------------  --------------
               Total real estate loans                                 30,607          34,710
                                                               --------------  --------------
         Consumer and commercial loans:
           Commercial business                                            660             558
           Auto loans                                                   1,455           1,949
           Share loans                                                    414             435
           Other                                                          477             524
                                                               --------------  --------------
               Total consumer and commercial loans                      3,006           3,466
                                                               --------------  --------------
               Total loans                                             33,613          38,176
                                                               --------------  --------------
         Less:
         Undisbursed portion of loans in process                          447             942
         Net deferred loan fees                                           105             122
         Allowance for loan losses                                        279             304
                                                                          831           1,368
                                                               --------------  --------------
                                                               $       32,782  $       36,808
                                                               ==============  ==============

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     The Bank's primary lending area for the origination of mortgage loans includes Carter County and East Tennessee. The Bank limits uninsured loans to 85% of the appraised value of the property securing the loan. Generally, the Bank allows loans covered by private mortgage insurance up to 95% of the appraised value of the property securing the loan.

     The general policy is to limit loans on commercial real estate to 80% of the lesser of appraised value or construction cost of the property securing the loan.

     The Bank's policy requires that consumer and other installment loans be supported primarily by the borrower's ability to repay the loan and secondarily by the value of the collateral securing the loan, if any.

     Management of the Bank believes that its allowances for losses on its loan portfolio are adequate. However, the estimates used by management in determining the adequacy of such allowances are susceptible to significant changes due primarily to changes in economic and market conditions. In addition, various regulatory agencies periodically review the Bank's allowance for losses as an integral part of their examination processes. Such agencies may require the Bank to recognize additions to the allowances based on their judgments of information available to them at the time of their examinations.

     In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", no loans in non-homogenous groups were determined to be impaired for the year ended or as of December 31, 1996. Commercial real estate, multi-family residential and land loans are included in the non-homogenous group.

     First mortgage loans which are contractually past due ninety days or more total approximately $197,000 at December 31, 1995 and $295,000 at December 31, 1996. The amount the Bank will ultimately realize from these loans could differ materially from their carrying value because of unanticipated future developments affecting the underlying collateral or the borrower's ability to repay the loans. If collection efforts are unsuccessful, these loans will be subject to foreclosure proceedings in the ordinary course of business. Management believes that the Bank has adequate collateral on these loans and that the Bank will not incur material losses in the event of foreclosure.

     At December 31, 1996, the Bank had loans pledged against public deposits of approximately $1,454,000.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


     The changes in the allowance for loan losses are summarized as follows:

                                                                  Years Ended December 31,
                                                                  ------------------------
                                                                    1995            1996
                                                                    ----            ----

         Beginning balance                                             $ 250           $ 279
         Provision charged to income                                      30              30
         Recoveries and charge-offs, net                                  (1)             (5)
                                                                       -----           -----

         Ending balance                                                $ 279           $ 304
                                                                       =====           =====

4.   Mortgage-Backed Securities
     --------------------------

     Mortgage-backed securities are summarized as follows:

                                                         Gross         Gross      Estimated
                                          Amortized    Unrealized   Unrealized      Market
                                            Cost         Gains        Losses        Value
                                            ----         -----        ------        -----

         Securities available for sale:
           December 31, 1995:
             GNMA                              $ 954          $ 4           $ 5        $ 953
             FHLMC                               105            2             -          107
             FHLMC REMIC's                     2,962            -            68        2,894
             FNMA                                812            4            13          803
             FNMA REMIC's                      2,618            -            76        2,542
                                             -------         ----         -----      -------
                                             $ 7,451         $ 10         $ 162      $ 7,299
                                             =======         ====         =====      =======
           December 31, 1996:
             GNMA                              $ 812          $ 4           $ 6        $ 810
             FHLMC                                78            3             -           81
             FHLMC REMIC's                     2,222            -            79        2,143
             FNMA                                717            3            19          701
             FNMA REMIC's                      2,112            -            79        2,033
                                             -------         ----         -----      -------
                                             $ 5,941         $ 10         $ 183      $ 5,768
                                             =======         ====         =====      =======

     Although mortgage-backed securities are initially issued with a stated maturity date, the underlying mortgage collateral may be prepaid by the mortgagee and, therefore, such securities may not reach their maturity date.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     The  Bank  had  mortgage-backed   securities  with  an  amortized  cost  of
     approximately $3,310,000 and $2,480,000, pledged against deposits and FHLB advances at December 31, 1995 and 1996, respectively.

     For the year ended December 31, 1996, proceeds from sales of mortgage-backed securities were $372,000, with realized losses of $2,000. Their were no sales of mortgage-backed securities for the year ended December 31, 1995.

     The net unrealized losses at December 31, 1995 and 1996, $152,000 and $173,000, net of related tax benefits of $57,500 and $66,100, respectively, are reported as a separate component of equity.

     In December 1995, the Bank transferred mortgage-backed securities held to maturity with an amortized cost of approximately $4,576,000 and market value of approximately $4,476,000 to the available for sale category. The transfer was a result of the FASB allowing a one-time transfer of an entity's investment portfolio without penalty.

5.   Real Estate
     -----------

     Real estate is summarized as follows:

                                                                        December 31,
                                                                   -------------------------
                                                                    1995            1996
                                                                    ----            ----

        Real estate acquired in settlement of loans                $      -            $ 60
                                                                   =======             ====

6.   Premises and Equipment
     ----------------------

     Premises and equipment are summarized as follows:

                                                                        December 31,
                                                                   -------------------------
                                                                    1995            1996
                                                                    ----            ----

         Land and improvements                                       $   202         $   202
         Buildings                                                       782             790
         Vehicles                                                         17              17
         Furniture, fixtures and equipment                               516             541
                                                                     -------         -------
                                                                       1,517           1,550
         Less accumulated depreciation                                  (964)         (1,017)
                                                                     -------         -------
                                                                     $   553         $   533
                                                                     =======         =======

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------


7.   Interest Receivable
     -------------------

     Interest receivable consists of the following:

                                                                        December 31,
                                                                    --------------------------
                                                                       1995            1996
                                                                       ----            ----

         Loans receivable                                              $ 171           $ 220
         Investments                                                      11              10
         Mortgage-backed securities                                       37              33
                                                                       -----           -----

                                                                         219             263
         Less allowance for uncollectible interest                        (5)             (6)
                                                                       -----           -----
                                                                       $ 214           $ 257
                                                                       =====           =====

8.   Deposits
     --------

     Deposit account balances are summarized as follows:

                                                                        Weighted Average
                                                                         Interest Rates
                                                                     -----------------------
                                            December 31,                  December 31,
                                     ----------------------------    -----------------------
                                         1995           1996            1995        1996
                                         ----           ----            ----        ----

         Noninterest bearing
           accounts                        $ 283          $ 793              -  %        -  %
         NOW accounts                      3,079          2,194             2.02%       1.99%
         Money Market accounts             1,423          1,622             3.02%       3.03%
         Passbook accounts                 4,481          4,502             3.05%       3.04%
         Certificates of deposit          31,371         31,654             5.82%       5.55%
                                        --------       --------             ----        ----
                                        $ 40,637       $ 40,765             5.09%       4.87%
                                        ========       ========             ====        ====

     Contractual maturities of certificate accounts are summarized as follows:

                                                                        December 31,
                                                                    ------------------------
                                                                    1995            1996
                                                                    ----            ----


         12 months or less                                          $ 26,702        $ 25,851
         After 1 but within 3 years                                    4,459           4,786
         After 3 years                                                   210           1,017
                                                                    --------        --------
                                                                    $ 31,371        $ 31,654
                                                                    ========        ========

     The  Bank  had  deposit   accounts  in  amounts  of  $100,000  or  more  of
     approximately $10.5 million and $10.1 million at December 31, 1995 and 1996, respectively.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     Interest expense on deposits consisted of the following:

                                                                        December 31,
                                                                     -----------------------
                                                                       1995            1996
                                                                       ----            ----

         NOW, money market, and passbook accounts                    $   248         $   232
         Certificate accounts                                          1,725           1,747
                                                                     -------         -------
                                                                       1,973           1,979
         Less: penalties for early withdrawal                             (5)             (4)
                                                                     -------         -------
               Total interest on deposits                            $ 1,968         $ 1,975
                                                                     =======         =======

9.   Federal Home Loan Bank Advances
     -------------------------------

     Advances from the Federal Home Loan Bank (FHLB) are summarized as follows:

                                                                        December 31,
                                                                    -------------------------
         Contractual Maturity                                       1995            1996
         --------------------                                       ----            ----

         Within one year:
           Variable rate                                       $        -              $ 800
                                                               ==========              =====

         Weighted average rate                                          -  %            5.85%
                                                               ==========              =====




     The Bank pledges as collateral for these borrowings its FHLB stock and selected qualifying mortgage loans (as defined) under an agreement with the FHLB. Loans pledged at December 31, 1996, were approximately $1.3 million.

     The Bank has total credit availability with the FHLB of up to $2.3 million.

10.  Income Taxes
     ------------

     Income tax expense(benefit) is summarized as follows:

                                             Years Ended December 31,
                     ------------------------------------------------------------------------- --
                                    1995                                    1996
                     ------------------------------------    ------------------------------------
                       Federal      State       Total         Federal      State        Total

         Current     $     174    $      29   $     203      $     136   $      27   $     163
         Deferred           11            7          18             (5)         (1)         (6)
                     ---------    ---------   ---------      ---------   ---------   ---------
           Total     $     185    $      36   $     221      $     131   $      26   $     157
                     =========    =========   =========      =========   =========   =========


     The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 34% to income before income taxes are reconciled as follows:

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

                                                                   Years Ended December 31,
                                                                ---------------------------------
                                                                       1995             1996
                                                                       ----             ----

         Computed income tax expense                                    $ 199            $ 142
         Increase (decrease) resulting from:
           State income tax, net of federal benefit                        24               17
           Other                                                           (2)              (2)
                                                                        -----            -----

         Actual income tax expense                                      $ 221            $ 157
                                                                        =====            =====

     The components of net deferred tax liabilities are as follows:

                                                                         December 31,
                                                               ---------------------------------
                                                                       1995             1996
                                                                       ----             ----
         Deferred tax liabilities:
           Section 481(a) adjustment--bad debts                           $ -            $ 137
           Bad debt reserves                                               32                -
           Excess tax depreciation                                         15               14
           FHLB stock dividends                                            22               32
           Purchased discounts on mortgage-backed securities                8                8
                                                                         ----              ---
                                                                           77              191
                                                                         ----              ---

         Deferred tax assets:
           Bad debt reserves                                                -              115
           Accrued sick leave                                               3                5
           Unrealized losses on securities available for sale              59               67
           Other                                                            -                3
           Valuation allowance                                              -                -
                                                                         ----              ---
                                                                           62              190
                                                                         ----              ---
               Net deferred tax liability                                $ 15              $ 1
                                                                         ====              ===

     The Bank's annual addition to its reserve for bad debts allowed under the Internal Revenue Code may differ significantly from the bad debt experience used for financial statement purposes. Such bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserves are used for purposes other than to absorb bad debt losses. Since the Bank does not intend to use the reserve for purposes other than to absorb losses, no deferred income taxes have been provided on the amount of bad debt reserves for tax purposes that arose in tax years beginning before December 31, 1987, in accordance with SFAS No. 109. Therefore,

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     retained income at December 31, 1995 and 1996, includes approximately $825,000, representing such bad debt deductions for which no deferred income taxes have been provided.

     With the repeal of the reserve method of accounting for thrift bad debt reserves for tax year beginning after December 31, 1995, the Bank will have to recapture into taxable income its post-1987 excess reserves over a six-year period. The Bank currently meets a recapture provision which allows it to delay the start of the recapture period due to loan origination volume. The amount of the post-1987 excess is approximately $246,000. Since the tax effect of this excess had been previously recorded as deferred income taxes, the Bank will have no impact on its results of operations when the excess reserves are recaptured.

11.  Pension Plan
     ------------

     The Bank has a non-contributory defined contribution pension plan covering all eligible employees. Under the plan agreement, prior service is not considered. Total pension expense was $46,000 and $29,000 for the years ended December 31, 1995 and 1996, respectively.

12.  Commitments
     -----------

     The Bank had outstanding commitments to originate mortgage and consumer loans of approximately $765,000 and $400,000 at December 31, 1995 and 1996, respectively. The commitments to originate mortgage loans at December 31, 1995, were composed of fixed rate loans that had interest rates ranging from 7.25% to 8.50% and terms ranging from 8 to 15 years. The commitments to originate mortgage loans at December 31, 1996, were composed of fixed rate loans of $230,000. The fixed rate loans had interest rates ranging from 7.625% to 8.00% and terms ranging from 1 to 15 years. The remaining loan commitments at December 31, 1996 were for consumer and commercial loans totaling $170,000 with variable rates.

13.  Regulatory Matters
     ------------------

     The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision (OTS). Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     defined in the regulations) to adjusted total assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total tangible, core, and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table (in thousands). Nothing was deducted from capital for interest-rate risk.

                                                                                To Be Well
                                                                            Capitalized Under
                                                        For Capital         Prompt Corrective
                                    Actual           Adequacy Purposes      Action Provisions
                             ---------------------  ---------------------  ---------------------
                               Amount     Ratio       Amount     Ratio       Amount     Ratio
                               ------     -----       ------     -----       ------     -----
                                                              (Greater Than)        (Greater Than)
As of  December  31, 1995
  Tangible Capital (to
    adjusted total assets)   $  4,522      9.9%     $    684      1.5%     $  2,279        5%
  Core Capital (to
    adjusted total assets)   $  4,522      9.9%     $  1,368      3.0%     $  2,279        5%
  Risk-Based (to risk-
    weighted assets)         $  4,801     21.0%     $  1,825      8.0%     $  2,281       10%
As of  December  31, 1996
  Tangible   Capital (to
    adjusted total assets)   $  4,784     10.2%     $    701      1.5%     $  2,338        5%
  Core Capital (to
    adjusted total assets)   $  4,784     10.2%     $  1,402      3.0%     $  2,338        5%
  Risk-Based (to risk-
    weighted assets)         $  5,088     20.2%     $  2,014      8.0%     $  2,518       10%

14.  Financial Instruments with Off-Balance-Sheet Risk
     -------------------------------------------------

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and lines of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     Financial instruments, the contract amounts of which represent credit risk for lines and letters of credit, the balances outstanding and amounts available for use at December 31, 1996, were approximately as follows:

                                                Financial         Balance          Available
                                               Instruments      Outstanding         For Use
                                               -----------      -----------         -------

         Consumer and other lines               $ 1,000,000        $ 553,000         $ 447,000
         Letters of credit                           47,000              -              47,000
                                                -----------        ---------         ---------
                                                $ 1,047,000        $ 553,000         $ 494,000
                                                ===========        =========         =========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral may include first and second mortgages; property, plant, and equipment; accounts receivable; deposit accounts; and income-producing commercial properties. The Bank does not anticipate any losses as a result of these transactions.

15.  Employment and Change of Control Agreement
     ------------------------------------------

     The Bank entered into an employment agreement with a key officer in 1996. The employment agreement provides for three-year terms. Commencing on the first anniversary date and continuing each anniversary date thereafter, the board of directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of termination of the agreement is given by the executive officer. The agreement provides for severance payments and other benefits in the event of involuntary termination of employment in connection with any change in control of the Bank. A severance payment will also be provided on a similar basis in connection with voluntary termination of employment where, subsequent to a change in control, the officer is assigned duties inconsistent with their position, duties, responsibilities and status immediately prior to such change in control. The severance payment will equal 2.99 times the executive officer's base amount of annual compensation as defined under the Internal Revenue Code. The payment of amounts under the agreement may be paid within 30 days of such termination, discounted at an agreed upon rate, or in equal installments over thirty-six months. The Bank has not accrued any benefits under this postemployment agreement.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

16.  Financial Instruments
     ---------------------

     The approximate stated and estimated fair value of financial instruments are summarized below (in thousands of dollars):

                                                              December 31
                                          -----------------------------------------------------
                                                   1995                         1996
                                          ------------------------    -------------------------
                                            Stated     Estimated        Stated      Estimated
                                            Amount     Fair Value       Amount     Fair Value
                                            ------     ----------       ------     ----------
         Financial assets:
           Cash                           $    2,729   $    2,729     $    1,414   $    1,414
           Investment securities                 667          604            715          613
           Loans receivable, net              32,782       33,881         36,808       39,042
           Federal Home Loan Bank stock          368          368            394          394
           Other assets                          214          214            257          257
                                          ----------   ----------     ----------   ----------
                                          $   36,760   $   37,796     $   39,588   $   41,720
                                          ==========   ==========     ==========   ==========
         Financial liabilities:
           Deposits:
             Demand accounts              $    9,266   $    9,266     $    9,111   $    9,111
             Certificate accounts             31,371       31,450         31,654       31,761
           Advances from Federal
             Home Loan Bank                     -            -               800          800
           Other liabilities                     314          314            256          256
                                          ----------   ----------     ----------   ----------
                                          $   40,951   $   41,030     $   41,821   $   41,928
                                          ==========   ==========     ==========   ==========

     The Bank had off-balance sheet financial commitments, which include approximately $894,000 million of commitments to originate and fund loans and unused consumer lines of credit and letters of credit. Since these commitments are based on current market rates, the commitment amount is considered to be a reasonable estimate of fair market value.

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS 107), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

     Cash - The carrying amount of such instruments is deemed to be a reasonable estimate of fair value.

     Investments - Fair values for investment securities are based on quoted market prices.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     Loans - Fair values for loans held for investment are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms, reduced by an estimate of credit losses inherent in the portfolio. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity.

     Federal Home Loan Bank Stock - No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

     Deposits - The fair values disclosed for demand deposits are, as required by SFAS 107, equal to the amounts payable on demand at the reporting date (i.e., their stated amounts). The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

     Advances from the FHLB - The estimated fair value of advances from the FHLB is based on discounting amounts payable at contractual rates using current market rates for advances with similar maturities.

     Other Assets and Other Liabilities - Other assets represent accrued interest receivable; other liabilities represent advances from borrowers for taxes and insurance and accrued interest payable. Since these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

     Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Bank's entire holdings of a particular financial instrument. Because no active market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. Further, the fair value estimates were calculated as of December 31, 1995 and 1996. Changes in market interest rates and prepayment assumptions could change significantly the estimated fair value.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has significant assets and liabilities that are not considered financial assets or liabilities including deposit franchise value, loan servicing portfolio, real estate, deferred tax liabilities, and premises and equipment. In
     addition,   the

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

     tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

17.  Plan of Conversion
     ------------------

     On January 15, 1997, the Bank's Board of Directors formally approved a plan ("Plan") to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank subject to approval by the Bank's members as of a still-to-be determined future voting record date. The Plan, which includes formation of a holding company, is subject to approval by the Office of Thrift Supervision (OTS) and includes the filing of a registration statement with the Securities and Exchange Commission. As of December 31, 1996, the Bank had incurred conversion costs of approximately $10,000. If the conversion is ultimately successful, actual conversion costs will be accounted for as a reduction in gross proceeds. If the conversion is unsuccessful, the conversion costs will be expensed.

     The Plan calls for the common stock of the Bank to be purchased by the holding company and for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal. It is anticipated that any shares not purchased in the subscription offering will be offered in a direct community offering, and then any remaining shares offered to the general public in a solicited offering.

     The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed restricted stock plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders would be diluted.

     The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amounts required for the liquidation account discussed below or the regulatory capital requirements imposed by federal regulations.

     At the time of conversion, the Bank will establish a liquidation account, which will be a memorandum account that does not appear on the balance sheet, in an amount equal to its retained income as reflected in the latest consolidated balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

SECURITY FEDERAL SAVINGS BANK
AND SUBSIDIARY             Notes to Consolidated Financial Statements, Continued
--------------------------------------------------------------------------------

18.  Deposit Insurance Assessment
     ----------------------------

     The Bank incurred an expense for the year ended December 31, 1996 for the one-time special assessment levied by the omnibus appropriation bill to recapitalize the SAIF insurance fund. The special assessment for deposit insurance premiums was approximately $264,000, with an after tax impact of approximately $164,000. Effective January 1, 1997, the Bank began paying reduced premium assessments in accordance with the new SAIF assessment rates.

--------------------------------------------------------------------------------


                                    GLOSSARY

BIF                    Bank Insurance Fund of the FDIC

Community              Offering  Offering  for sale to  certain  members  of the
                       general   public  of  any  shares  of  common  stock  not
                       subscribed for in the Subscription Offering, including the possible offering of common stock in a Syndicated
                       Community Offering

Conversion             Simultaneous  conversion  of  Security  Federal  to stock
                       form, the issuance of the Savings Bank's outstanding common stock to Bancorp and Bancorp's offer and sale of common stock

Eligible  Account      Deposit  account  holders of the  Savings  Bank with
Holders                account balances of at least $50 as of the close of
                       business  on December  31, 1995

Employee Plans         Tax-qualified employee benefit plans of the Savings Bank

ERISA                  Employee Retirement Income Security of 1974, as amended

ESOP                   Employee Stock Ownership Plan

EVR or Estimated       Estimated pro forma market value of the common stock
Valuation Range        ranging from $4,930,000 to $6,760,000

Exchange Act           Securities Exchange Act of 1934, as amended

Expiration Date        ________ p.m., Eastern Time, on __________ ____, 199____

FASB                   Financial Accounting Standards Board

FDIC                   Federal Deposit Insurance Corporation

Feldman                Feldman Financial Advisors, Inc.

FHLB                   Federal Home Loan Bank

FHLMC                  Federal Home Loan Mortgage Corporation

FNMA                   Federal National Mortgage Association

IRA                    Individual retirement account or arrangement

IRS                    Internal Revenue Service

NASD                   National Association of Securities Dealers, Inc.

Nasdaq                 National Association of Securities Dealers Automated
                       Quotation System

NOW account            Negotiable order of withdrawal account

NPV                    Net portfolio value

Offering               Subscription, Community and Syndicated Community
                       Offerings, collectively

--------------------------------------------------------------------------------

                                    GLOSSARY

Option Plan            Stock Option Plan to be adopted within one year of the
                       Conversion

Order Form             Form for ordering stock accompanied by a certification
                       concerning certain matters

Other Members          Savings  account  holders and certain  borrowers
                       (borrowers whose loans were outstanding on January 17, 1990) who are entitled to vote at the Special Meeting due to the existence of a savings account or a borrowing, respectively, on the Voting Record Date for the Special
                       Meeting

OTC Bulletin Board     An electronic stock data system operated by Nasdaq

OTS                    Office of Thrift Supervision

Pink Sheets            Trademark name for the pink paper upon which stock data
                       is published by the National Quotation Bureau

Plan of Conversion     Plan of Security  Federal to convert from a federally
                       chartered mutual savings association to a federally chartered stock savings association and the issuance of all of Security Federal's outstanding capital stock to Bancorp and the issuance of Bancorp's stock to the public

Purchase Price         $10.00 per share price of the common stock

QTI                    Qualified thrift investment

QTL                    Qualified thrift lender

RSP Restricted stock plan to be adopted within one year of the Conversion

SAIF                   Savings Association Insurance Fund of the FDIC

SEC                    Securities and Exchange Commission

Securities Act         Securities Act of 1933, as amended

SFAS                   Statement of Financial Accounting Standards adopted by
                       FASB

Special Meeting        Special Meeting of members of the Savings Bank called for
                       the purpose of approving the Plan

Subscription           Offering Offering of non-transferable rights to subscribe
                       for the common stock,  in order of priority,  to Eligible
                       Account    Holders,    tax-qualified    employee   plans,
                       Supplemental Eligible Account Holders and Other Members

Supplemental  Eligible Depositors,  who are not Eligible Account Holders of the
Account Holders        Savings Bank, with account balances of at least $50 on
                       March 31, 1997

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    GLOSSARY

Syndicated  Community  Offering of shares of common  stock  remaining  after the
Offering Subscription Offering and undertaken prior to the end and as part of the Community Offering, and which may, at the discretion of the Holding Company, be made to the general public on a best efforts basis by a selling group of broker-dealers

Title of Opinion       The estimate of the property  value  without a formal
                       document analysis by an appraiser or officer of the Savings Bank. The appraisal is based upon visual inspection and market knowledge of the property.

Voting Record Date The close of business on __________ ____, 1997, the date for determining members entitled to vote at the Special Meeting.

--------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Security Federal Savings Bank, or Trident Securities. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by Security Federal Savings Bank, SFB Bancorp, Inc. or Trident Securities nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of Security Federal Savings Bank or SFB Bancorp, Inc. since any of the dates as of which information is furnished herein or since the date hereof.

                                SFB Bancorp, Inc.

                              Up to 767,000 Shares
                              (Anticipated Maximum)

                                  Common Stock

                               ------------------

                                   PROSPECTUS

                               ------------------

                            TRIDENT SECURITIES, INC.
                                  Selling Agent

                           Dated __________ ____, 1997

                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

   Until the later of __________ ____, 1997, or 25 days after commencement of the offering of common stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Officers and Directors.

      Sections 48-18-502 through 48-18-507 of the Tennessee Business Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

      The Charter of SFB Bancorp, Inc. (the "Charter") attached as Exhibit 3(i) hereto, requires indemnification of directors, officers and employees to the fullest extent permitted by Tennessee law.

      SFB Bancorp, Inc. ("Bancorp") may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Bancorp or is or was serving at the request of Bancorp as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not Bancorp would have the power to indemnify him against such liability under the provisions of the Charter.

Item 25.    Other Expenses of Issuance and Distribution

*     Special counsel and local counsel legal fees......          $80,000
*     Printing..........................................           60,000
*     Postage and mailing...............................           18,000
*     Appraisal/Business Plan...........................           12,500
*     Accounting fees...................................           40,000
*     Data processing/Conversion agent..................            5,000
*     SEC Registration Fee..............................            2,400
*     OTS Filing Fees...................................            8,400
*     Nasdaq Small Cap Market listing fees..............            6,100
*     NASD Fairness Filing..............................            1,600
*     Blue Sky legal and filing fees....................           12,000
*     Underwriting fees and commissions.................           92,000
*     Underwriter's expenses, including legal fees......           30,000
*     Stock Certificates................................            3,000
*     Transfer Agent....................................            5,000
*     Miscellaneous expenses............................           24,000
                                                                 --------
*     TOTAL.............................................        $ 400,000
                                                                 ========

-----------------
*     Estimated.

Item 26.    Recent Sales of Unregistered Securities.

            Not Applicable

Item 27.    Exhibits:

            The exhibits filed as part of this Registration Statement are as follows:

             1.1    Form of Sales Agency Agreement with Trident Securities, Inc.
             2      Plan of Conversion of Security Federal Savings Bank
             3(i)   Charter of SFB Bancorp, Inc.
             3(ii)  Bylaws of SFB Bancorp, Inc.*
             4      Specimen Stock Certificate of SFB Bancorp, Inc.
             5.1    Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered
             5.2    Opinion of Feldman Financial Advisors, Inc. as to the value of subscription rights
             8.1    Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
             8.2    State Tax Opinion of Crisp, Hughes & Co., L.L.P.
            10      Employment Agreement with Peter Hampton
            23.1    Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1 and 8.1)
            23.2    Consent of Crisp, Hughes & Co., L.L.P.
            24      Power of Attorney (reference is made to the signature page)
            27      Financial Data Schedule**
            99.1    Stock Order Form
            99.2    Appraisal Report of Feldman Financial Advisors, Inc.*
            99.3    Marketing Materials

            --------------------
            *   To be filed by amendment
            **  Electronic filing only

Item 28. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

             (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Elizabethton, Tennessee, on March 18, 1997.

                                    SFB BANCORP, INC.

                                    By:   /s/Peter W. Hampton
                                          --------------------------------------
                                          Peter W. Hampton
                                          President and Director
                                          (Duly Authorized Representative)

      We the undersigned directors and officers of SFB Bancorp, Inc. do hereby severally constitute and appoint Peter W. Hampton our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Peter W. Hampton may deem necessary or advisable to enable SFB Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of SFB Bancorp, Inc.'s common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Peter W. Hampton shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of March 18, 1997.

/s/Donald W. Tetrick                      /s/Peter W. Hampton
---------------------------------------   ----------------------------------------------
Donald W. Tetrick                         Peter W. Hampton
Chairman of the Board and Director        President and Director
                                          (Principal Executive and Financial Officer)


/s/Peter W. Hampton, Jr.                  /s/John R. Crockett, Jr.
---------------------------------------   ----------------------------------------------
Peter W. Hampton, Jr.                     John R. Crockett, Jr.
Vice Chairman of the Board and Director   Secretary, Treasurer and Director


/s/Julian T. Caudill, Jr.                 /s/Estill L. Caudill, Jr.
---------------------------------------   ----------------------------------------------
Julian T. Caudill, Jr.                    Estill L. Caudill, Jr.
Director                                  Director


/s/Bobby Hyatt
---------------------------------------
Bobby Hyatt
Assistant Vice President
(Principal Accounting Officer)